Exhibit 99.2

AGREEMENT AND PLAN OF MERGER

by and between

EAST WEST BANCORP, INC.

and

METROCORP BANCSHARES, INC.

Dated as of September 18, 2013

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		Page

Section 13.7	Articles, Sections, Exhibits, Schedules and Headings	63
Section 13.8	Extension; Waiver	63
Section 13.9	Severability	63
Section 13.10	Entire Agreement	64
Section 13.11	Counterparts	64
Section 13.12	Assignment; Binding on Successors	64
Section 13.13	Gender; Plurals	64
Section 13.14	No Third-Party Beneficiaries	64

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INDEX OF DEFINED TERMS

Section

Acquisition Agreement	9.3(c)
Acquisition Proposal	9.3(d)
Acquisition Transaction	9.3(e)
Adjusted Tangible Equity of MetroCorp	2.1(a)
Affiliate	13.1(a)
Affiliated Group	3.16(a)
Agreement	Preamble
Average Closing Price	2.1(a)
Bank Merger Agreements	Recitals
Bank Mergers	Recitals
Banks	Recitals
BHC Act	3.1(a)
BOLI	3.17(a)(xiii)
Book-Entry Shares	2.6(b)
Borrower	5.2(b)(ii)
CBRC	3.4(a)
CDBO	3.4(a), 3.1(c)
Certificate of Merger	1.2
Certificates	2.6(b)
Closing	8.1
Closing Date	8.1
Closing Financial Statements	2.1(a)
Code	Recitals
Confidentiality Agreement	7.2(a)
Controlled Group Liability	3.23(f)
DGCL	Recitals
Dissenting Share	2.5
East West	Preamble
East West Bank	Recitals
East West Bank Stock	4.1(a)
East West Board	1.5
East West Disclosure Schedule	IV
East West Expenses	9.3(a)(i)
East West Report	4.5
East West SEC Reports	4.5(a)
Effective Time	1.2
Environmental Laws	3.14
ERISA	3.23(a)
ERISA Affiliates	3.23(h)
Exchange Act	3.5(b)
Exchange Agent	2.6(a)
Exchange Fund	2.6(a)
Excluded Shares	2.1(a)
FDIC	3.1(c)

INDEX OF DEFINED TERMS

(continued)

Section

Federal Reserve	3.4(a)
Financial Advisor	3.19
GAAP	3.5(d)
Governmental Entity	3.4(a)
Hazardous Materials	3.14
Indemnified Parties	6.6(a)
Intellectual Property	3.27(a)
Knowingly	13.1(b)
Knowledge	13.1(b)
Liability	3.16(a)
Loan	3.7(a)
Loans	3.7(a)
Material Adverse Effect	13.1(c)
material contract	3.17(a)(iv)
Merger	Recitals
Merger Consideration	2.1(a)
Metro United Bank	Recitals
MetroBank	Recitals
MetroCorp	Preamble
MetroCorp 401(k) Plan	7.4(c)
MetroCorp Board	2.3(a)
MetroCorp Constituent Documents	3.1(d)
MetroCorp Disclosure Schedule	III
MetroCorp Employee Plan	3.23(a)
MetroCorp Employees	7.4(a)
MetroCorp Financial Statements	3.5(d)
MetroCorp IT Systems	3.29(a)
MetroCorp Options	2.3(a)
MetroCorp Personalty	3.13
MetroCorp Real Property	3.12(a)
MetroCorp Report	3.5(a)
MetroCorp SEC Reports	3.5(b)
MetroCorp Shares	1.7
MetroCorp Special Meeting	5.1(a)
MetroCorp Stock Award	2.3(b)
Minimum Allowance Amount	5.10
Multiemployer Plans	3.23(e)
NASDAQ	2.1(a)
Notice Period	9.1(e)(i)
OCC	3.1(c)
Per Share Cash Consideration	2.1(a)
Per Share Merger Consideration	2.1(a)
Per Share Stock Consideration	2.1(a)
Per Share Tangible Equity	2.1(a)
Person	3.16(a)

INDEX OF DEFINED TERMS

(continued)

Section

Pre-Closing Adjustments	5.6
Proxy Materials	3.4(a)
Registration Statement	3.4(a)
Required Regulatory Approvals	3.4(a)
Sarbanes-Oxley Act	3.5(b)
SEC	3.4(a)
Securities Act	3.4(a)
Securities Portfolio	3.11
Security Interest	3.16(a)
Specified Date	2.3(a)
SRO	3.4(a)
Subsidiaries	13.1(d)
Subsidiary	13.1(d)
Superior Proposal	9.3(f)
Surviving Corporation	Recitals
Tax	3.16(a)
Tax Return	3.16(a)
Taxes	3.16(a)
TBOC	2.5, Recitals
TDB	3.4(a)
Termination Fee	9.3(a)(i)
Transmittal Materials	2.6(b)
Treasury Regulation	3.16(a)
Trust I	3.28(a)
Trust I Indenture	3.28(a)
Trust Preferred Issue	3.28(a)
VEBA	3.23(a)
Warrant	2.4

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”), dated as of September 18, 2013, is by and between East West Bancorp, Inc. (“East West”), a Delaware corporation, and MetroCorp Bancshares, Inc. (“MetroCorp”), a Texas corporation.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Texas Business Organizations Code (the “TBOC”), MetroCorp will merge with and into East West (the “Merger”), with East West as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the respective Boards of Directors of East West and MetroCorp believe that the acquisition of MetroCorp by East West in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are desirable and in the best interests of their respective stockholders;

WHEREAS, it is contemplated that immediately following the Merger and pursuant to  separate agreements (the “Bank Merger Agreements”), MetroBank, National Association, a national banking association and wholly owned subsidiary of MetroCorp (“MetroBank”), and Metro United Bank, a California state-chartered banking corporation and wholly owned subsidiary of MetroCorp (“Metro United Bank”) (MetroBank and Metro United Bank are referred to, collectively, herein as the “Banks”), will merge with and into East West Bank, a California state-chartered banking corporation and wholly owned subsidiary of East West (“East West Bank”), with East West Bank as the surviving bank (collectively, the “Bank Mergers”);

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, the respective Boards of Directors of East West and MetroCorp have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I
THE MERGER

Section 1.1                        The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and TBOC, at the Effective Time, MetroCorp shall merge with and into East West and the separate corporate existence of MetroCorp shall cease. East West shall be the Surviving Corporation in the Merger, and shall continue to exist as a Delaware corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.

Section 1.2                        Effective Time.  Immediately following the Closing on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL and TBOC. The term “Effective Time” shall be the date and time when the filing of the Certificate of Merger becomes effective or at such other date and time as may be set forth in the Certificate of Merger.

Section 1.3                        Effects of the Merger.  At and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of MetroCorp and East West shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of MetroCorp and East West shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.4                        Certificate of Incorporation and Bylaws.  At the Effective Time, the certificate of incorporation and bylaws of East West as in effect immediately prior to the Merger shall be the certificate of incorporation and bylaws of the Surviving Corporation following the Merger.

Section 1.5                        Directors and Officers.  Subject to applicable law, at and immediately after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of East West in office immediately prior to the Effective Time (the “East West Board”), until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. The officers of East West immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.6                        Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

Section 1.7                        Alternative Structure.  Notwithstanding any provision of this Agreement to the contrary, East West may elect, subject to the filing of all necessary applications and the receipt of all Required Regulatory Approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal income tax consequences to the stockholders of MetroCorp as a result of such modification, (ii) the consideration to be paid to the holders of MetroCorp’s issued and outstanding common shares, par value $1.00 per share (“MetroCorp Shares”), under this Agreement is not thereby changed in kind or reduced in amount because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any Required Regulatory Approvals.  In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II
CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1                        Merger Consideration.  Unless otherwise adjusted pursuant to Section 2.2, each MetroCorp Share issued and outstanding immediately before the Effective Time, but excluding (x) any shares to be cancelled and retired in accordance with Section 2.1(b), and (y) any Dissenting Shares (as defined in Section 2.5 hereof) (collectively, the “Excluded Shares”), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive from East West, without interest, the sum of the Per Share Cash Consideration and the Per Share Stock Consideration.

(a)                               The terms used in this Section 2.1 shall have the following meanings:

“Adjusted Tangible Equity of MetroCorp” shall mean the tangible equity of MetroCorp as reflected in the Closing Financial Statements, minus (a) $7,000,000 and minus (b) the amount of investment banker transaction or advisor fees, net of tax (which shall not include the cost of the fairness opinion by the Financial Advisor); plus (x) the first $2,500,000 of any pre-tax unrealized losses on available for sale securities above the unrealized loss amount as of August 31, 2013, and (y) severance costs of any employees who are entitled to severance or change of control payments or other amounts as a result of their employment being terminated by East West at the time of Closing.

“Average Closing Price” shall mean the volume-weighted average of the closing price of East West Common Shares as reported in The Wall Street Journal (Western Edition) for the sixty (60) trading days of the NASDAQ Global Select Market (“NASDAQ”) ending with the fifth trading day prior to the Effective Time.

“Closing Financial Statements” shall mean the consolidated financial statements presenting the financial condition of MetroCorp and its Subsidiaries, prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflecting all period-end accruals and other adjustments, as of the close of business on the last day of the last month ended prior to the Effective Time; provided, however, that if the Effective Time occurs on or before the fifth day of the month, the Closing Financial Statements shall be as of and through the last day of the second month preceding the Effective Time. Such Closing Financial Statements shall be accompanied by a certificate of MetroCorp’s Chief Financial Officer certifying as to the true and accuracy thereof.

“Merger Consideration” shall be an amount equal to the product of (i) the number of MetroCorp Common Shares outstanding (except for Excluded Shares) immediately prior to the Effective Time, and (ii) the lesser of (A) $14.60 per share and (B) 1.72 times the Per Share Tangible Equity.

“Per Share Cash Consideration” shall mean one-third of the Per Share Merger Consideration which shall be payable in cash.

“Per Share Merger Consideration” shall mean the amount derived by dividing the Merger Consideration by the number of MetroCorp Common Shares outstanding immediately prior to the Effective Time.

“Per Share Stock Consideration” shall mean that number of East West Common Shares derived by dividing two-thirds of the Per Share Merger Consideration by the Average Closing Price; provided, however, if the Average Closing Price is less than $28.00, then the number of East West Common Shares issuable as Per Share Stock Consideration shall be derived by dividing two-thirds of the Per Share Merger Consideration by $28.00 and if the Average Closing Price is greater than $32.00, then the number of East West Common Shares issuable as Per Share Stock Consideration shall be derived by dividing two-thirds of the Per Share Merger Consideration by $32.00.

“Per Share Tangible Equity” shall mean the Adjusted Tangible Equity of MetroCorp divided by the number of MetroCorp Common Shares outstanding immediately prior to the Effective Time.

(b)                              Each MetroCorp Share that is owned (as treasury stock or otherwise) by East West or MetroCorp or any of their respective direct or indirect wholly owned Subsidiaries (other than (i) MetroCorp Shares held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) MetroCorp Shares held in respect of a debt previously contracted) shall automatically be cancelled and retired without any conversion and no payment or distribution shall be made with respect thereto.

(c)                               Notwithstanding anything in this Agreement to the contrary, East West will not issue any certificates or scrip representing fractional East West Common Shares otherwise issuable pursuant to the Merger.  In lieu of the issuance of any such fractional shares, East West shall pay to each former holder of MetroCorp Shares otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price of East West Common Shares by (ii) the fraction of an East West Common Share which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

Section 2.2                        Adjustments to Per Share Stock Consideration.  The aggregate number of East West Common Shares to be exchanged for each MetroCorp Share shall be adjusted appropriately to reflect any change in the number of East West Common Shares by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to East West Common Shares, received or to be received by holders of East West Common Shares, when the record date or payment occurs before the Effective Time.

Section 2.3                        Treatment of MetroCorp Awards.

(a)                               In accordance with the terms of MetroCorp’s equity incentive plans and each underlying award agreement, each option to acquire MetroCorp Shares (“MetroCorp Options”) that is not otherwise immediately exercisable will become fully exercisable upon the approval of this Agreement by MetroCorp’s shareholders at the MetroCorp Special Meeting (as defined in Section 5.1).  The compensation committee of the Board of Directors of MetroCorp (the “MetroCorp Board”) shall set a date (which date will be at least two (2) business days before the Effective Time) (the “Specified Date”) before which all MetroCorp Options may be exercised by the holder thereof in accordance with its terms. MetroCorp may provide for cashless exercise of the MetroCorp Options; provided that any adjustment to allow for cashless exercise of any MetroCorp Options which are “incentive stock options” under Section 422 of the Code shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.  Immediately after the Effective Time, all unexercised MetroCorp Options will terminate and East West will pay to the holder of each such MetroCorp Option the amount needed to cash out the MetroCorp Options pursuant to the terms of MetroCorp’s equity incentive plans, as applicable, less any Taxes required to be withheld.

(b)                              MetroCorp shall take all requisite action so that, at the Effective Time, each restricted stock award and other right, contingent or accrued, to acquire or receive MetroCorp Common Shares or benefits measured by the value of such shares, and each award of any kind consisting of MetroCorp Common Shares that may be held, awarded, outstanding, payable or reserved for issuance under the MetroCorp Bancshares, Inc. 1998 Stock Incentive Plan or the MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan, other than MetroCorp Options (each, a “MetroCorp Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any further action, cancelled and converted into the right to receive from East West and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, the Merger Consideration, less any Taxes required to be withheld.

(c)                               At or prior to the Effective Time, MetroCorp, MetroCorp Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs (a) and (b) of this Section 2.3.

Section 2.4                        Treatment of Warrant.  The holder of the warrant to purchase 771,429 MetroCorp Common Shares originally issued to the United States Treasury, on January 16, 2009 (the “Warrant”), shall, if the Warrant is exercised at or prior to the Effective Time, receive the Per Share Merger Consideration in exchange for the MetroCorp Common Shares held by it or to which it is entitled under the Warrant.  If not exercised at or prior to the Effective Time, the obligations of MetroCorp under the Warrant that survive the Effective Date shall be assumed by East West.

Section 2.5                        Dissenting Shares.  Each share of MetroCorp Shares issued and outstanding immediately before the Effective Time, the holder of which has voted against the approval of the Merger and who has properly perfected such holder’s dissenter’s rights of appraisal by following the exact procedure required by Chapter 10, Subchapter H of the Texas Business Organizations Code (“TBOC”) is referred to herein as a “Dissenting Share.”  Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC.  Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by such holder in accordance with the applicable provisions of the TBOC; provided that such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC.  If any holder of any Dissenting Shares shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

Section 2.6                        Exchange of Shares.

(a)                               At the Effective Time, East West shall deposit or cause to be deposited in trust with an exchange agent mutually agreed upon by East West and MetroCorp (the “Exchange Agent”) (i) certificates representing East West Common Shares, and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Per Share Cash Consideration, as may be adjusted pursuant to Section 2.1, (B) to holders of Dissenting Shares pursuant to Section 2.5, if any, and (C) to holders of a fraction of a share of East West Common Shares pursuant to Section 2.1(c) (such certificates and cash being referred to as the “Exchange Fund”).  The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.  MetroCorp shall notify East West in writing prior to the Effective Time of the number of MetroCorp Shares and Excluded Shares outstanding immediately prior to the Effective Time.

(b)                              As soon as practicable after the Effective Time, with the intent to be within ten (10) business days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail (or in the case of the Depository Trust Company on behalf of “street name” holders, to deliver) to each record holder of an outstanding certificate or certificates which, as of the Effective Time, represented MetroCorp Shares (the “Certificates”) (other than Excluded Shares) or book-entry shares which immediately prior to the Effective Time represented MetroCorp Shares (“Book-Entry Shares”) as of that date a letter of transmittal that will specify that delivery shall be effected, and risk of loss and title to the Certificate(s) or Book-Entry Shares shall pass, only upon delivery of the Certificate(s) (or affidavit(s) of loss in lieu of such Certificate(s)) or Book-Entry Shares and instructions for surrendering the Certificates or Book-Entry Shares to the Exchange Agent, in exchange for the Merger Consideration into which MetroCorp Shares represented by such Certificate(s) or Book-Entry Shares will have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”).  The form and substance of the Transmittal Materials are to be acceptable to East West and MetroCorp before they are mailed to the holders of the Certificates or delivered to the holders of Book-Entry Shares.  Upon surrender to the Exchange Agent of the Certificate(s) or Book-Entry Shares, together with the Transmittal Materials duly executed, the holder of such Certificate(s) or Book-Entry Shares shall be entitled to receive in exchange therefor the amount of cash and number of East West Common Shares provided in Section 2.1, as may be adjusted pursuant to Section 2.2, and such Certificate(s) or Book-Entry Shares shall forthwith be cancelled.  East West shall provide the Exchange Agent with certificates for East West Common Shares, as requested by the Exchange Agent, for the number of certificated shares provided in Section 2.1, as may be adjusted.  No interest will be paid or accrued with respect to the East West Common Shares or cash payable upon surrender of the Certificate(s) or Book-Entry Shares.  Until surrendered in accordance with the provisions of this Section 2.6, after the Effective Time, each Certificate (other than Certificates representing Excluded Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(c)                               Promptly after receipt of such Transmittal Materials, East West will cause the Exchange Agent to review the Transmittal Materials in order to verify proper completion and execution thereof.  As soon as practicable after the Effective Time or within five (5) calendar days after surrender of a Certificate or Book-Entry Shares to the Exchange Agent, together with properly completed and executed Transmittal Materials, East West will cause the Exchange Agent to pay to the former stockholder of MetroCorp the Per Share Cash Consideration multiplied by the number of MetroCorp Shares represented by such Certificate or Book-Entry Shares and issue certificates or shares in book-entry form for East West Common Shares equal to the Per Share Stock Consideration multiplied by the number of MetroCorp Shares represented by such Certificate or Book-Entry Shares.

(d)                             Former shareholders of record of MetroCorp shall not be entitled to vote after the Effective Time at any meeting of East West stockholders until such holders have exchanged their certificates representing MetroCorp Common Shares for certificates representing East West Common Shares in accordance with the provisions of this Agreement.  No dividends or other distributions declared after the Effective Time with respect to East West Common Shares and payable to the holders thereof shall be paid to the holder of a Certificate or Book-Entry Shares until such holder surrenders such Certificate or Book-Entry Shares and duly executed Transmittal Materials to the Exchange Agent in accordance with this Section 2.6.  After the surrender of a Certificate or Book-Entry Shares and duly executed Transmittal Materials in accordance with this Section 2.6, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the East West Common Shares represented by such Certificate or Book-Entry Shares.

(e)                               After the Effective Time, the share transfer ledger of MetroCorp shall be closed and there shall be no transfers on the share transfer books of MetroCorp for MetroCorp Shares which were outstanding immediately before the Effective Time.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to East West, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.6.

(f)                                Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of MetroCorp for six months after the Exchange Agent mails the Transmittal Materials pursuant to this Section 2.6 shall be returned to East West upon demand, and any stockholders of MetroCorp who have not theretofore complied with the exchange procedures in this Article II shall look to East West only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(g)                              If any Certificate or Book-Entry Shares representing East West Common Shares are to be issued in a name other than that in which the Certificate or Book-Entry Shares surrendered in exchange therefor are registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) or otherwise be in proper form (reasonably satisfactory to East West) for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing East West Common Shares in any name other than that of the registered holder of the Certificate or Book-Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or not payable.

(h)                              None of East West, MetroCorp, the Exchange Agent or any other person shall be liable to any former holder of MetroCorp Shares for any East West Common Shares (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(i)                                  If any Certificate is lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by East West or the Exchange Agent, the posting by such person of a bond in such amount (not to exceed the amount of Merger Consideration relating to the relevant missing Certificate) as East West or the Exchange Agent may direct as indemnity against any claim that may be made against East West with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF METROCORP

Except as disclosed in the disclosure schedule of MetroCorp delivered herewith (the “MetroCorp Disclosure Schedule”), MetroCorp represents and warrants to East West that the representations and warranties contained in this Article III are true and correct. The MetroCorp Disclosure Schedule shall be organized to correspond to the Sections in this Article III.  Each exception set forth in the MetroCorp Disclosure Schedule shall be deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the MetroCorp Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without the need to examine underlying documentation).

No representation or warranty of MetroCorp contained in this Article III shall be deemed untrue or incorrect, and MetroCorp shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance, unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article III, has had or is reasonably likely to have a Material Adverse Effect on MetroCorp (disregarding any materiality or Material Adverse Effect qualification contained in any such representation or warranty).

Section 3.1                        Organization.

(a)                               MetroCorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), subject to all laws, rules and regulations applicable to bank holding companies.  MetroCorp owns all of the outstanding capital stock of the Banks free and clear of any lien, charge, claim or other encumbrance.  MetroBank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.  Metro United Bank is a banking corporation duly organized, validly existing and in good standing under the laws of the State of California.  Each Subsidiary (other than the Banks) is duly organized, validly existing and in good standing under the laws of the state of its formation.

(b)                              MetroCorp and each Subsidiary thereof have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties and to engage in the business and activities now conducted by them.  To the Knowledge (as defined in Section 13.1) of MetroCorp, no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.

(c)                               The Banks are duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities, subject to the supervision of the Federal Deposit Insurance Corporation (the “FDIC”) and the Office of the Comptroller of the Currency (the “OCC”), in the case of MetroBank, and the FDIC and the California Department of Business Oversight (the “CDBO”) in the case of Metro United Bank.

(d)                             True, complete and correct copies of the Articles of Incorporation or Association (as applicable) and Bylaws or other constituent documents of MetroCorp and each Subsidiary (as defined in Section 13.1), each as amended to date (collectively, the “MetroCorp Constituent Documents”), have been delivered or made available to East West.

(e)                               Except as set forth on Schedule 3.1(e), neither MetroCorp nor any Subsidiary thereof (i) has any Subsidiaries or Affiliates (as defined in Section 13.1), (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other noncorporate entity or (iii) Knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all stockholders of MetroCorp.

(f)                                The deposit accounts of the Banks are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Banks.

Section 3.2                        Capitalization.

(a)                               The authorized capital of MetroCorp consists of 50,000,000 common shares, $1.00 par value, of which 18,776,765 shares are issued and 18,699,638 are outstanding as of the date of this Agreement, and 2,000,000 preferred shares, $1.00 par value, of which no shares are outstanding and issued.  All of the outstanding MetroCorp Shares are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

(b)                              The authorized capital stock of MetroBank consists of 10,000,000 shares of common stock, $5.00 par value, 4,240,920 shares of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of Metro United Bank consists of 2,000,000 shares of serial preferred stock, none of which are issued or outstanding, and 2,000,000 shares of common stock, no par value, 1,000 shares of which are issued and outstanding as of the date of this Agreement.  MCBI Statutory Trust I has 35,000 preferred securities and 1,083 common securities issued and outstanding as of the date of this Agreement, with a liquidation value of $1,000 per share.

(c)                               MetroCorp owns, either directly or indirectly, all of the issued and outstanding capital stock of its Subsidiaries.  The outstanding capital stock of MetroCorp’s Subsidiaries is (i) duly authorized, validly issued, fully paid and nonassessable, and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind.  There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any person.

(d)                             Except as set forth on Schedule 3.2(d), there are no existing options, stock appreciation rights, warrants, calls, convertible securities or commitments of any kind obligating MetroCorp to issue any authorized and unissued MetroCorp Shares.  If all of the outstanding MetroCorp Options are exercised by the holders thereof, MetroCorp would be obligated to issue no more than 631,000 MetroCorp Shares.  As of one (1) business day before the Effective Time, there will be no options, warrants, stock appreciation rights, calls, convertible securities or commitments of any kind obligating MetroCorp to issue any authorized and unissued MetroCorp Shares.

(e)                               MetroCorp does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. To the Knowledge of MetroCorp, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting MetroCorp Shares.

(f)                                Except as set forth on Schedule 3.2(f), MetroCorp has not paid any dividends on MetroCorp Shares after June 30, 2013.

Section 3.3                        Authority; No Violation.

(a)                               MetroCorp has full corporate power and authority to execute and deliver this Agreement and any related documents, including documents to effect the Bank Mergers, and each of MetroCorp and the Banks has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement.

(b)                              The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by MetroCorp Board.  MetroCorp Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of MetroCorp and its stockholders, and has directed that the Agreement be submitted to MetroCorp’s stockholders for approval and adoption.  Except for the approval of the stockholders of MetroCorp, no further actions or corporate proceedings on the part of MetroCorp are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by MetroCorp and is a duly authorized, valid, legally binding agreement of MetroCorp enforceable against MetroCorp in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(c)                               The Banks have full corporate power and authority to execute and deliver the Bank Merger Agreements and, subject to receipt of the Required Regulatory Approvals specified herein, to consummate the transactions contemplated thereby.  The Bank Merger Agreements, upon execution and delivery the Banks, will be duly and validly executed and delivered by the Banks and will (assuming due authorization, execution and delivery by the Banks) constitute a valid and binding obligation of the Banks, enforceable against the Banks in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.  Other than the approval of the Boards of the Banks and the approval of MetroCorp as sole shareholder of the Banks, no other corporate proceedings on the part of the Banks will be necessary to consummate the transactions contemplated thereby.

(d)                             The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) conflict with or violate any provision of MetroCorp Constituent Documents, (ii) assuming all required stockholder and Required Regulatory Approvals (as defined in Section 3.4(a)) and consents are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MetroCorp or any of its Subsidiaries or any of their respective properties or assets or (iii) assuming all required consents of third parties listed in Schedule 3.3(d) are duly obtained, violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause MetroCorp or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of MetroCorp under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which MetroCorp or any Subsidiary thereof is a party, or by which any of its properties or assets may be bound or affected, excluding from the foregoing clause (iii) such violations, conflicts, breaches or defaults which either individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect on MetroCorp.

Section 3.4                        Consents and Approvals.

(a)                               Except for (i) the filing of any required applications, notices and waiver requests, as applicable, for the Merger and the Bank Mergers with (x) the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHC Act and the Bank Merger Act and the regulations promulgated pursuant thereto, (y) the CDBO under the California banking laws or regulations and the Texas Department of Banking (“TDB”) under the Texas banking laws or regulations, and (z) the China Banking Regulatory Commission (“CBRC”), and the approval of or nonobjection to the foregoing applications, notices and waiver requests (collectively, the “Required Regulatory Approvals”), (ii) the filing with the Securities and Exchange Commission (“SEC”) of a registration statement on Form S-4 to register the East West Common Shares under the Securities Act of 1933, as amended (the “Securities Act”), that will be issued in connection with the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”), which will include the proxy statement/prospectus to be used in soliciting the approval of MetroCorp’s stockholders at the MetroCorp Special Meeting (such proxy statement as amended or supplemented is referred to herein as the “Proxy Materials”), (iii) the approval of this Agreement by the requisite vote of the stockholders of MetroCorp, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the Secretary of State of the State of Texas pursuant to the TBOC, (v) the filing of the Bank Merger Agreements with the CDBO and the California Secretary of State to give effect to the Bank Mergers, (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings or waivers thereof as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the securities or antitrust laws of any foreign country, and (vii) such filings, authorizations or approvals as may be set forth in Section 3.4 of MetroCorp Disclosure Schedule, no consents or approvals of or notices to or filings with any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each, a “Governmental Entity”) or the NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”) are necessary in connection with (1) the execution and delivery by MetroCorp of this Agreement, (2) the consummation by MetroCorp of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by the Banks of the Bank Merger Agreements, and (4) the consummation by the Banks of the Bank Mergers and the transactions contemplated thereby, except for such consents, approvals or filings with any non-Governmental Entity, the failure of which to obtain will not have a Material Adverse Effect on MetroCorp.

(b)                              MetroCorp has no Knowledge as of the date of this Agreement of any reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices, filings or waivers thereof from any Governmental Entity referred to in Section 3.4(a) required to be obtained by MetroCorp or the Banks cannot be obtained or granted on a timely basis.

Section 3.5                        Reports; Regulatory Matters.

(a)                               MetroCorp and each of its Subsidiaries have timely filed (or furnished) all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file (or furnish) since January 1, 2012, with the Federal Reserve, the OCC, the FDIC, CDBO, the SEC, the NASDAQ, any state consumer finance or mortgage banking regulatory authority or other agency, any foreign regulatory authority and any SRO and with each other applicable Governmental Entity, and all other reports and statements required to be filed (or furnished) by them since January 1, 2012, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any regulatory agency or other Governmental Entity (each a “MetroCorp Report”), and have paid all fees and assessments due and payable in connection therewith.

(b)                              Except for the Proxy Materials and the Form S-4, no final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC by MetroCorp or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2012 (the “MetroCorp SEC Reports”), at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all MetroCorp SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of MetroCorp has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(c)                               Neither MetroCorp nor any Subsidiary thereof is subject to, or has been advised that it is reasonably likely to become subject to, any cease and desist order, consent order, formal or informal agreement with, memorandum of understanding or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, or any other formal or informal enforcement action by any Governmental Entity that requires corrective action, restricts the conduct of its business or otherwise relates to capital adequacy, the ability to pay dividends, credit or risk management policies, management or the business of MetroCorp or any of its Subsidiaries. Except for normal examinations conducted by a Governmental Entity in the normal course of business of MetroCorp and its Subsidiaries, no Governmental Entity has initiated since January 1, 2012, or has pending any proceeding, enforcement action or to the Knowledge of MetroCorp, investigation into the business, disclosures or operations of MetroCorp or its Subsidiaries. There are no material unresolved violations, criticisms, comments or management-required actions with respect to any examinations or inspections of MetroCorp or its Subsidiaries.

(d)                             The financial statements of MetroCorp and its Subsidiaries included (or incorporated by reference) in MetroCorp SEC Reports filed with (but not furnished to) the SEC, including the related notes, where applicable (the “MetroCorp Financial Statements”) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of MetroCorp and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to year-end audit adjustments normal in nature and amount), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(e)                               MetroCorp and each of its Subsidiaries maintain a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and nonfinancial) required to be disclosed by MetroCorp in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to MetroCorp’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of MetroCorp required under the Exchange Act with respect to such reports.

(f)                                Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of MetroCorp included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, as filed with the SEC, (ii) this Agreement, or (iii) liabilities incurred since June 30, 2013, in the ordinary course of business consistent with past practice, neither MetroCorp nor any Subsidiary thereof has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

(g)                              Since January 1, 2012, (i) neither MetroCorp nor any of its Subsidiaries nor, to the Knowledge of MetroCorp, any director, officer, employee, auditor, accountant or representative of MetroCorp or any of its Subsidiaries, has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of MetroCorp or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2012, including any material complaint, allegation, assertion or claim that MetroCorp or any Subsidiary thereof has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of MetroCorp, no attorney representing MetroCorp or any of its Subsidiaries, whether or not employed by MetroCorp or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2012, by MetroCorp or any of its officers, directors, employees or agents to MetroCorp Board or any committee thereof or to any director or officer of MetroCorp.

(h)                              Neither MetroCorp nor any Subsidiary thereof is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among MetroCorp and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, MetroCorp or any of its Subsidiaries in MetroCorp’s or such Subsidiary’s financial statements.

(i)                                  The books and records of MetroCorp and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable laws and accounting requirements. The records, systems, controls, data and information of MetroCorp and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photograph processes, whether computerized or not) that are under the exclusive ownership and direct control of MetroCorp or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that would not reasonably be expected to have a material adverse effect on MetroCorp’s system of internal accounting controls described in the next sentence. MetroCorp and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. MetroCorp has disclosed, based on its most recent evaluation prior to the date of this Agreement, to MetroCorp’s outside auditors and the audit committee of MetroCorp Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect MetroCorp’s ability to accurately record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in MetroCorp’s internal controls over financial reporting.

Section 3.6                        Absence of Certain Changes or Events.  Except as disclosed in MetroCorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, or Quarterly Reports on Form 10-Q for the periods ended June 30, 2013, and March 31, 2013, or in any other filing made by MetroCorp with the SEC since December 31, 2012, since December 31, 2012: (i) neither MetroCorp nor any Subsidiary thereof has incurred any material liability of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP and regulatory accounting principles, except as contemplated by the Agreement or in the ordinary course of its business consistent with past practices; (ii) no event has occurred which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MetroCorp; and (iii) MetroCorp and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with past practices.

Section 3.7                        Loan Portfolio and Reserve for Loan Losses.

(a)                               All evidences of indebtedness and leases of the Banks (each, a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder.  The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken.  Neither Bank has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records.  To MetroCorp’s Knowledge, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and the Banks are not aware of any acts or omissions that would give rise to any claim or right of rescission, setoff, counterclaim or defense.

(b)                              The credit files of the Banks contain all material information (excluding general, local or national industry, economic or similar conditions) Known to MetroCorp that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of the Banks (including loans that will be outstanding if it advances funds it is obligated to advance).

(c)                               The allowance for loan losses shown on MetroCorp Financial Statements as of June 30, 2013, was, and the allowance for loan losses to be shown on any financial statements of MetroCorp or the Banks or Call Reports of the Banks as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of MetroCorp, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of the Banks and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

Section 3.8                        Certain Loans and Related Matters.

(a)                               Except as set forth on Schedule 3.8(a), MetroCorp is not a party to any written or oral  (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is 60 days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of MetroCorp, or any ten percent (10%) or more stockholder of MetroCorp, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to MetroCorp including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over MetroCorp and which violation is reasonably likely to have a Material Adverse Effect (as defined in Section 13.1(c)) on MetroCorp.

Section 3.9                        Regulatory Compliance.

(a)                               MetroCorp and each of its Subsidiaries and, with respect to their duties on behalf of MetroCorp and its Subsidiaries, each of their respective employees hold all material licenses, franchises, permits, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities and SROs that are necessary to permit them to own or lease their properties and assets and for the lawful conduct of their respective businesses as presently conducted (and have paid all fees and assessments due and payable in connection therewith). Since January 1, 2012, MetroCorp and each of its Subsidiaries have been in compliance in all material respects with, and have not been in default or violation in any material respect of, and none of them has been, to the Knowledge of MetroCorp, under investigation with respect to, or threatened in writing to be charged with any violation of, any applicable law, rule, regulation, judgment, order, statute, code, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law, and none of them has received notice of any defaults or violations of any applicable laws from any Governmental Entity of competent jurisdiction.

(b)                              Since January 1, 2012, MetroCorp and each of its Subsidiaries have properly administered all accounts for which MetroCorp or any Subsidiary thereof acts as a fiduciary, including accounts for which MetroCorp or any Subsidiary thereof serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable law in all material respects, and none of MetroCorp or any of its Subsidiaries has received notice of any failure to properly administer any accounts for which it acts as a fiduciary. Since January 1, 2012, none of MetroCorp or any of its Subsidiaries, or any director, officer or employee of MetroCorp or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c)                               As of June 30, 2013, MetroCorp and each insured depository Subsidiary of MetroCorp meet or exceed the requirements to be deemed “well-capitalized,” as that term is defined in the relevant regulation of the institution’s primary federal bank regulator.

(d)                             MetroCorp and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Laws, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to MetroCorp and its Subsidiaries, taken as a whole, and neither MetroCorp nor any Subsidiary thereof has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to MetroCorp and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, MetroCorp has not been advised of any regulatory concerns regarding its compliance with (i) the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines; (ii) consumer lending, deposit and savings and related operations laws and regulations, including the Equal Credit Opportunity Act and Regulation B, the Truth in Lending Act and Regulation Z, applicable regulations promulgated by the Consumer Financial Protection Bureau, the Fair Debt Collection Practices Act and other investor and mortgage insurance company requirements relating to the originating, sale and servicing of mortgage and consumer loans; (iii) extensions of credit to and transactions with officers, directors and affiliates, including Federal Reserve Act Sections 23A and 23B; and (iv) the Community Reinvestment Act.  The most recent regulatory rating given to the Banks as to compliance with the Community Reinvestment Act was “satisfactory,” and subsequently, the Banks have not received any complaints as to Community Reinvestment Act compliance.

Section 3.10                Deposits.  Except as set forth on Schedule 3.10, no deposit of the Banks is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, setoff rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.11                Investments.  MetroCorp has furnished to East West a complete list, as of June 30, 2013, of all securities, including municipal bonds, owned by MetroCorp (the “Securities Portfolio”).  All such securities are owned by MetroCorp (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances.  Schedule 3.11 discloses pledged securities and any entities in which the ownership interest of MetroCorp equals five percent (5%) or more of the issued and outstanding voting securities of the issuer thereof.  There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.12                Real Property Owned or Leased.

(a)                               Schedule 3.12(a) contains a true, correct and complete list of all real property owned or leased by MetroCorp or any Subsidiary thereof, including nonresidential other real estate (the “MetroCorp Real Property”).  True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties referred to in Schedule 3.12(a), title insurance policies for the owned real property referred to in Schedule 3.12(a), and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to East West.

(b)                              No lease or deed with respect to any MetroCorp Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such MetroCorp Real Property pertaining to its current primary business purpose.  Each of such leases is a legal, valid and binding obligation of MetroCorp or a Subsidiary thereof, as applicable, is enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by MetroCorp or, to MetroCorp’s Knowledge, the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice, lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c)                               None of the buildings and structures located on any MetroCorp Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any MetroCorp Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on MetroCorp.  No condemnation proceeding is pending or, to MetroCorp’s Knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any MetroCorp Real Property in the manner in which it is currently being used.

(d)                             MetroCorp or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all MetroCorp Real Property, and such interest is free and clear of all liens, including Tax liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e)                               All buildings and other facilities used in the business of MetroCorp and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.13                Personal Property.  Except as set forth on Schedule 3.13, each of MetroCorp and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “MetroCorp Personalty”), free and clear of all liens, charges or other encumbrances and except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (b) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant MetroCorp Personalty.  Subject to ordinary wear and tear, MetroCorp Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.14                Environmental Laws.  The representations and warranties in this Section 3.14 are the sole representations and warranties with respect to environmental, health and safety matters, and no other representations and warranties will be deemed to apply to such matters.  MetroCorp and its Subsidiaries and any properties or business owned or operated by any of them are in compliance in all material respects with all Environmental Laws (as defined below) and permits thereunder.  Neither MetroCorp nor its Subsidiary thereof has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below), and they are not subject to any claim or lien under any Environmental Laws.  Except as set forth on Schedule 3.14, no (a) MetroCorp Real Property, (b) real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by MetroCorp or its Subsidiaries or (c) to MetroCorp’s Knowledge, real property owned, operated or leased by MetroCorp or its Subsidiaries within the 10 years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials.  To MetroCorp’s Knowledge, (x) MetroCorp Real Property is free of asbestos, (y) no real property currently or previously owned by MetroCorp, any Subsidiary thereof or their respective predecessors is, or has been, during the period of their ownership a heavy industrial site or landfill, and (z) except for commercial OREO, there are no underground storage tanks at any properties owned or operated by MetroCorp or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by MetroCorp or any of its Subsidiaries.  MetroCorp has made available to East West all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to MetroCorp Real Property, any real property formerly owned or operated by MetroCorp or its predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of MetroCorp.

“Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials, such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of MetroCorp or any Subsidiary thereof in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

Section 3.15                Litigation and Other Proceedings.  Except as set forth in Schedule 3.15, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to MetroCorp’s Knowledge, threatened before any court or administrative body in any manner against MetroCorp or any Subsidiary thereof or any of their respective properties or capital stock.  MetroCorp will notify East West promptly in writing of any such proceedings threatened or instigated against MetroCorp or any Subsidiary thereof, or any officer or director thereof, subsequent to the date of this Agreement.  MetroCorp has no Knowledge of any basis on which any litigation or proceeding could be brought which could reasonably be expected to result in a Material Adverse Effect on MetroCorp or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated thereby.  Neither MetroCorp nor any Subsidiary thereof is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.16                Taxes.

(a)                               For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialman’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that MetroCorp or any Subsidiary thereof is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

(b)                              Subject to applicable extension periods, MetroCorp and its Subsidiaries have filed all Tax Returns that each was required to file, including, without limitation, any Tax Returns of any affiliated, consolidated, combined or unitary group of which either MetroCorp or any Subsidiary thereof is or was a member.  At the time of filing, all such Tax Returns were correct and complete in all material respects.  All Taxes due and owing by MetroCorp or any Subsidiary thereof and any affiliated, consolidated, combined or unitary group of which either MetroCorp or any Subsidiary thereof is or was a member (whether or not shown on any Tax Return) have been paid except those that MetroCorp or any Subsidiary thereof is contesting in good faith through appropriate proceedings that are accrued on MetroCorp Financial Statements in accordance with GAAP.  No claim has ever been raised in writing by an authority in a jurisdiction where MetroCorp or any Subsidiary thereof does not file Tax Returns that MetroCorp or any Subsidiary thereof is or may be subject to taxation by that jurisdiction.  There are no Security Interests on any of the assets of the Banks that arose in connection with any failure (or alleged failure) of MetroCorp or any Subsidiary thereof to pay any Tax.

(c)                               MetroCorp and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)                             There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of MetroCorp or any Subsidiary thereof either (i) claimed or raised by any authority in writing or (ii) as to which MetroCorp has Knowledge based upon contact with any agent of such authority.  Schedule 3.16(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to MetroCorp or any Subsidiary thereof for any taxable period that is still open under the applicable statute of limitations and lists all Tax Returns not yet filed that are currently subject to an extension of time within which to file.  MetroCorp has made available to East West correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by MetroCorp and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(e)                               Neither MetroCorp nor any Subsidiary thereof has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                                MetroCorp has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).  Neither MetroCorp nor any Subsidiary thereof has participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulation Section 1.6011-4.  If MetroCorp or any Subsidiary thereof has participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Treasury Regulations.  Neither MetroCorp nor any Subsidiary thereof (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which MetroCorp is the common parent) or (iii) has any Liability for the Taxes of any Person (other than MetroCorp and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)                              Neither MetroCorp nor any Subsidiary thereof has been required to disclose on its federal income Tax Returns any position that would reasonably give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(h)                              Neither MetroCorp nor any of its Subsidiaries nor, to MetroCorp’s Knowledge, East West will be required to include any item of income in, nor will MetroCorp, any of its Subsidiaries, or, to MetroCorp’s Knowledge, East West be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or before the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; or (v) prepaid amount received on or before the Closing Date.

(i)                                  Neither MetroCorp nor any Subsidiary thereof has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years before the date of this Agreement or (ii) in a distribution which would reasonably otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j)                                  The unpaid Taxes of MetroCorp and its Subsidiaries (i) did not, as of June 30, 2013, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in MetroCorp Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for any deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MetroCorp and its Subsidiaries in filing their Tax Returns.

Section 3.17                Contracts and Commitments.

(a)                               Except as set forth on Schedule 3.17(a), neither MetroCorp nor any Subsidiary thereof is a party to or bound by any of the following (whether written or oral, express or implied):

(i)                                  employment contracts, change-in-control agreements or severance arrangements (including, without limitation, any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii)                              bonus, stock option, restricted stock, stock appreciation right or other employee benefit arrangement, other than any deferred compensation arrangement or any profit-sharing, pension or retirement plan or welfare plan;

(iii)                          any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv)                          a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed by MetroCorp on a Current Report on Form 8-K) to be performed in whole or in part after the date of this Agreement that has not been filed or incorporated by reference in the MetroCorp SEC Reports;

(v)                              contract or commitment for capital expenditures with payments aggregating $25,000 or more;

(vi)                          material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;

(vii)                      a shared loss agreement (including any related or ancillary agreement) with the FDIC;

(viii)                  contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(ix)                          contract, agreement or letter with respect to the management or operations of MetroCorp or the Banks imposed by any bank regulatory authority having supervisory jurisdiction over MetroCorp or the Banks;

(x)                              note, debenture, agreement, contract or indenture related to the borrowing by MetroCorp or any Subsidiary of money other than those entered into in the ordinary course of business;

(xi)                          guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(xii)                      agreement with or extension of credit to any executive officer or director of MetroCorp or the Banks or holder of ten percent (10%) or more of the issued and outstanding MetroCorp Shares, or any affiliate of such person;

(xiii)                  agreement with any executive officer or director of MetroCorp or the Banks or holder of ten percent (10%) or more of the issued and outstanding MetroCorp Shares or any affiliate of such person, relating to bank-owned life insurance (“BOLI”);

(xiv)                  contracts, other than the foregoing, with payments aggregating $100,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement;

(xv)                      any agreement containing covenants that limit the ability of MetroCorp or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, MetroCorp (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

(xvi)                  any data processing services agreement or contract that may not be terminated without payment or penalty upon notice of 30 days or less; or

(xvii)              any agreement pursuant to which MetroCorp or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity.

(b)                              Each contract or commitment set forth in Schedule 3.17 is valid and binding on MetroCorp or its Subsidiaries, as the case may be, and to MetroCorp’s Knowledge, the other parties thereto, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.  MetroCorp has performed in all material respects all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party is reasonably likely to result in default under, any indenture, mortgage, contract, lease or other agreement to which MetroCorp or any Subsidiary thereof is a party or by which MetroCorp or any Subsidiary thereof is bound and would result in a financial exposure of $25,000 or more, or under any provision of MetroCorp Constituent Documents.  A true and complete copy of each contract or commitment set forth in Schedule 3.17 has been delivered or made available to East West.

Section 3.18                Fidelity Bonds and Insurance.

(a)                               A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either MetroCorp or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductible, type of insurance, effective and termination dates and any material pending claims thereunder, is set forth in Schedule 3.18.

(b)                              All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by MetroCorp or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which MetroCorp or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by MetroCorp and its Subsidiaries in respect of amounts, types and risks insured (other than the risk of terrorist attacks); (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums.  No insurer under any such policy or bond has canceled or indicated to MetroCorp or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time before the Effective Time or generally disclaimed liability thereunder.  Neither MetroCorp nor any Subsidiary thereof is in default under any such policy or bond, and all material claims thereunder have been filed.  Neither MetroCorp nor any Subsidiary thereof has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

Section 3.19                Fairness Opinion.  Before the execution of this Agreement, MetroCorp has received a written opinion from its financial advisor or a nationally recognized investment firm (the “Financial Advisor”), dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of MetroCorp pursuant to this Agreement is fair to such stockholders from a financial point of view.  Such opinion has not been amended or rescinded.

Section 3.20                Dissenting Stockholders.  MetroCorp has no Knowledge of any plan or intention on the part of any stockholder of MetroCorp to make written demand for payment of the fair value of such holder’s MetroCorp Shares in the manner provided in Chapter 10, Subchapter H, of the TBOC.

Section 3.21                Takeover Laws.  MetroCorp Board has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to MetroCorp, including Sections 21.601 – 21.610 of the TBOC.

Section 3.22                Employment Relations.

(a)                               MetroCorp and each Subsidiary (i) are and have been in compliance with all applicable laws, agreements and contracts relating to their respective former, current and prospective employees, workplace practices, and terms and conditions of employment, including all such laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity and wrongful discharge;  (ii) are and have been in compliance with all applicable laws, agreements and contracts relating to independent contractors, temporary agency employees and leased employees, and (iii) have timely prepared and, if applicable, filed appropriate forms (including U.S. Citizenship and Immigration Services Form I-9) required by any applicable law or governmental authority.

(b)                              Except as set forth on Schedule 3.22(b), no notice of any actual or threatened action has been received by MetroCorp or any Subsidiary involving a complaint, charge or proceeding claiming that MetroCorp or any Subsidiary has violated any applicable employment standards, labor legislation or employment laws to the Knowledge of MetroCorp.  This includes any actual or threatened complaint or proceeding before any federal, state, local or foreign agency or labor relations board, including the National Labor Relations Board, the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the Texas Workforce Commission, the federal Department of Labor and the California Division of Labor Standards Enforcement.

Section 3.23                Compensation and Benefit Plans.

(a)                               Schedule 3.23(a) lists all material employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of MetroCorp or any of its ERISA Affiliates (as defined below) that are sponsored or maintained by MetroCorp or any of its ERISA Affiliates or to which MetroCorp or any ERISA Affiliate thereof contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of MetroCorp or any of its ERISA Affiliates or with respect to which MetroCorp or any ERISA Affiliate thereof has any liability, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA, any voluntary employees’ beneficiary association under Section 501(c)(9) of the Code (“VEBA”), or any employment agreement or collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“MetroCorp Employee Plan”).

(b)                              MetroCorp has delivered or made available to East West true, correct and complete copies of the following (as applicable):  (i) the written document evidencing each MetroCorp Employee Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with respect to a MetroCorp Employee Plan for the last three plan years, (iii) the most recently received Internal Revenue Service determination letter, if any, relating to a MetroCorp Employee Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a MetroCorp Employee Plan, (v) the most recent summary plan description, if any, for such MetroCorp Employee Plan (or other descriptions of such MetroCorp Employee Plan provided to employees) and all summaries of material modifications thereto, (vi) all amendments, modifications or material supplements to any MetroCorp Employee Plan, and (vii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a MetroCorp Employee Plan.  Except as specifically provided in the foregoing documents delivered or made available to East West, no amendment to any MetroCorp Employee Plan has been adopted or approved, and neither MetroCorp nor any Subsidiary thereof has made any promise or commitment to make any such amendment or to adopt or approve any new MetroCorp Employee Plan.

(c)                               Other than routine claims for benefits, there is no pending or, to MetroCorp’s Knowledge, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any MetroCorp Employee Plan, and, to MetroCorp’s Knowledge, no set of circumstances exists that may reasonably give rise to any such action or proceeding with respect to any MetroCorp Employee Plan.  All of MetroCorp Employee Plans comply in all material respects and have been administered in all material respects with all applicable requirements of ERISA, the Code and other applicable laws.  There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to MetroCorp Employee Plans that is likely to result in the imposition of any material penalties or taxes upon MetroCorp or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.  All contributions, premiums or other payments required by law or by any MetroCorp Employee Plan have been made by the due date thereof.

(d)                             Neither MetroCorp nor any Subsidiary thereof has any obligations for post-retirement or post-employment health, life or any other welfare benefits under any MetroCorp Employee Plan or otherwise, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the covered individuals.  Each MetroCorp Employee Plan that is sponsored by MetroCorp and intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects, and each VEBA is exempt from federal income tax, and MetroCorp is not aware of any event or circumstance that could reasonably be expected to disqualify any such MetroCorp Employee Plan or cause a VEBA to lose its tax-exempt status.  Each MetroCorp Employee Plan that is intended to be a “qualified plan” and each VEBA has received a favorable determination letter from the Internal Revenue Service as to its tax-exempt status, or (in the case of a “qualified plan”) is the adoption of a prototype plan or volume submitter plan which is the subject of an Internal Revenue Service favorable opinion letter upon which MetroCorp may rely.

(e)                               (i) neither MetroCorp nor any ERISA Affiliate (as defined below) has any liability or contingent liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”) or a plan described in Section 413(c) of the Code; (ii) none of MetroCorp or any of its respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of MetroCorp or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full; (iii) neither MetroCorp nor any ERISA Affiliate sponsors, maintains or contributes to any employee benefit plan that is subject to Title IV of ERISA, and none of MetroCorp or any of its respective ERISA Affiliates has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA; and (iv) neither MetroCorp nor any ERISA Affiliate has withdrawn from any plan in a manner that would subject any such entity to liability under Section 4063 or 4064 of ERISA.

(f)                                There does not now exist, nor, to MetroCorp’s Knowledge, do any circumstances exist that would reasonably result in, any Controlled Group Liability that would be a material liability of MetroCorp or any of its Subsidiaries now or following the Closing.  “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (5) under corresponding or similar provisions of foreign laws or regulations.

(g)                              Except as set forth on Schedule 3.23(g), there is no contract, agreement, plan or arrangement covering any employee or former employee of MetroCorp or any of its Subsidiaries that, individually or in the aggregate, would reasonably give rise to the payment by MetroCorp or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.  Except as set forth on Schedule 3.23(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of MetroCorp or any of its Subsidiaries, or result in any limitation on the right of MetroCorp or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any MetroCorp Employee Plan or related trust.  Without limiting the generality of the foregoing, except as set forth on Schedule 3.23(g), no amount paid or payable (whether in cash, in property, or in the form of benefits) by MetroCorp or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  No MetroCorp Employee Plan provides for the gross-up or reimbursement of any Tax under Section 4999 or 409A of the Code, or otherwise.

(h)                              “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(i)                                  Except as set forth on Schedule 3.2(d), there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of MetroCorp or any ERISA Affiliate.

(j)                                  No individual classified by MetroCorp and its Subsidiaries as a nonemployee (such as an independent contractor, leased employee, consultant or special consultant), regardless of actual legal status, is eligible to participate in or receive benefits under any MetroCorp Employee Plan that does not specifically provide for such participation.

Section 3.24                Deferred Compensation and Salary Continuation Arrangements.  Schedule 3.24 contains a list of all nonqualified deferred compensation and salary continuation arrangements of MetroCorp or any of its Subsidiaries, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, has been accrued on MetroCorp Financial Statements in accordance with GAAP, and, as of the Closing Date, will be accrued in accordance with GAAP.  No tax liabilities have arisen and are currently unpaid in relation to a violation by any nonqualified deferred compensation arrangement of Section 409A of the Code and each nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.

Section 3.25                Brokers, Finders and Financial Advisors.  Except as set forth on Schedule 3.25 and other than the Financial Advisor, neither MetroCorp nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.26                Derivative Contracts.  Except as set forth on Schedule 3.26, neither MetroCorp nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in MetroCorp Financial Statements that is a financial derivative contract (including various combinations thereof).

Section 3.27                Intellectual Property Rights.

(a)                               Schedule 3.27 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by MetroCorp or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”).  MetroCorp and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business.  Neither MetroCorp nor any Subsidiary is, to MetroCorp’s Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor, to MetroCorp’s Knowledge, has MetroCorp or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b)                              Neither MetroCorp nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition.  Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of MetroCorp or any Subsidiary or the Surviving Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.28                Outstanding Trust Preferred Securities of Subsidiary Trust.

(a)                               MetroCorp has issued and has presently outstanding $35 million in aggregate principal amount of Fixed/Floating Rate Capital Securities (the “Trust Preferred Issue”) issued by MCBI Statutory Trust I (“Trust I”) pursuant to an Indenture, dated as of October 3, 2005 (“Trust I Indenture”), by and among MetroCorp and Wilmington Trust Company, as Delaware trustee and as institutional trustee.

(b)                              All representations and warranties as made by MetroCorp in the documents related to the Trust Preferred Issue were true in all material respects when made.  The Trust Preferred Issue was created, offered and sold in compliance with all applicable legal requirements in all respects.

Section 3.29                Information Technology; Security & Privacy.

(a)                               To MetroCorp’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of MetroCorp’s business (collectively, “MetroCorp IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use. MetroCorp has commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard MetroCorp IT Systems. MetroCorp IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business.  Neither MetroCorp nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of MetroCorp IT Systems.  MetroCorp and its Subsidiaries have taken reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses.  Neither MetroCorp nor any of its Subsidiaries is in breach of any material contract related to any MetroCorp IT Systems.

(b)                              MetroCorp has at all times complied in all material respects with all applicable legal requirements relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of MetroCorp.  MetroCorp has at all times complied in all material respects with all rules, policies and procedures established by MetroCorp from time to time with respect to the foregoing.  No claims are pending and, to the Knowledge of MetroCorp, no claims have been asserted or threatened against MetroCorp or are likely to be asserted or threatened against MetroCorp by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such laws, policies or procedures.  The consummation of the Merger and the other transactions will not breach or otherwise cause any violation of any such laws, policies or procedures.

(i)                                  With respect to all personal information described herein, MetroCorp has taken all steps reasonably necessary (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent with the laws, rules, policies or procedures referred to herein.  To the Knowledge of MetroCorp, there has been no unauthorized access to or other misuse of that information.

Section 3.30                MetroCorp Information.

(a)                               None of the information supplied or to be supplied by or on behalf of MetroCorp or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Materials will, at the date they are first mailed to the stockholders of MetroCorp, at the time of the MetroCorp Special Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  All documents that MetroCorp is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to MetroCorp or any of its Subsidiaries or other information supplied by or on behalf of MetroCorp or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder.

(b)                              The representations and warranties contained in this Section 3.30 will not apply to statements or omissions included or incorporated by reference in the Form S-4 or the Proxy Materials to the extent based upon information supplied to MetroCorp by or on behalf of East West.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EAST WEST

Except as disclosed in the disclosure schedule of East West delivered herewith (the “East West Disclosure Schedule”), East West represents and warrants to MetroCorp that the representations and warranties contained in this Article IV are true and correct.  The East West Disclosure Schedule shall be organized to correspond to the Sections in this Article IV.  Each exception set forth in the East West Disclosure Schedule shall be deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the East West Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without the need to examine underlying documentation).

No representation or warranty of East West contained in this Article IV shall be deemed untrue or incorrect, and East West shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance, unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article IV, has had or is reasonably likely to have a Material Adverse Effect on East West (disregarding any materiality or Material Adverse Effect qualification contained in any such representation or warranty).

Section 4.1                        Organization.

(a)                               East West is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and a financial holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to financial holding companies.  East West owns one hundred percent (100%) of the issued and outstanding shares of common stock, $0.001 par value, of East West Bank (“East West Bank Stock”).  East West Bank is a California banking association duly organized, validly existing and in good standing under the laws of the State of California and is a member of the Federal Reserve Bank of San Francisco.

(b)                              East West and East West Bank have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations that are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on East West.  Each of East West and East West Bank is in good standing under the laws of its jurisdiction of incorporation.

(c)                               East West Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the Federal Reserve and the CDBO, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

Section 4.2                        Capitalization.

(a)                               The authorized capital stock of East West consists of 200,000,000 East West Common Shares, 163,056,945 shares of which are issued and 137,741,666 shares of which are outstanding as of the date of this Agreement, and 5,000,000 preferred shares, $0.001 par value, none of which are issued and outstanding.  The authorized capital stock of East West Bank consists of 50,000,000 shares of East West Bank Stock, 23,775,000 of which are issued and outstanding as of the date of this Agreement.  All of the issued and outstanding East West Common Shares and East West Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.  There are no voting trusts, voting agreements or other similar arrangements affecting the East West Bank Stock or, to East West’s Knowledge, the East West Common Shares.

(b)                              At the Effective Time, the East West Common Shares issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.  The East West Common Shares to be issued in exchange for MetroCorp Shares in the Merger will be issued pursuant to (i) an effective registration statement under the Securities Act and (ii) effective registrations or exemptions under state securities laws, as applicable.

Section 4.3                        Consents and Approvals.  Except for (i) the Required Regulatory Approvals, (ii) the filing with the SEC of the Proxy Materials and the Form S-4 in which the Proxy Materials will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the Secretary of State of the State of Texas pursuant to the TBOC, and the filing of the Bank Merger Agreements with the CDBO and the California Secretary of State to give effect to the Bank Mergers, and (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery of this Agreement by East West or the consummation by East West of the Merger, the Bank Mergers, and the other transactions contemplated by this Agreement. As of the date hereof, East West is not aware of any reason why the Required Regulatory Approvals would not be received on a timely basis. The only material third-party consents necessary in connection with (A) the execution and delivery by East West of this Agreement and (B) the consummation of the transactions contemplated hereby not referenced above are set forth in Schedule 4.3 of the East West Disclosure Schedule. East West has no Knowledge of any fact or circumstance relating to East West or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Mergers, nor does East West have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents that it is required to obtain in order to consummate the Merger and the Bank Mergers.

Section 4.4                        No Conflict with Other Instruments.  The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (a), conflict with or violate any provision of the Certificate of Incorporation or Bylaws of East West or similar constituent documents of any of its Subsidiaries or (b) assuming all required stockholder and regulatory consents and approvals, and any requisite consents of third parties, are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to East West or any of its Subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event that, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause East West or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of East West or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which East West or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults that either individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect on East West.

Section 4.5                        Reports; Regulatory Matters.  East West and each of its Subsidiaries have timely filed (or furnished) all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file (or furnish) since January 1, 2012, with the regulatory agencies and with each other applicable Governmental Entity, and all other reports and statements required to be filed (or furnished) by them since January 1, 2012, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any regulatory agency or other Governmental Entity (each, an “East West Report”), and have paid all fees and assessments due and payable in connection therewith.

(a)                               Except for the Proxy Materials and the Form S-4, no final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC by East West or any of its Subsidiaries pursuant to the Exchange Act, since January 1, 2012 (the “East West SEC Reports”), at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all East West SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of East West has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(b)                              Neither East West nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any cease-and-desist order, consent order, formal or informal agreement with, memorandum of understanding or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, or any other formal or informal enforcement action by any Governmental Entity that requires corrective action, restricts the conduct of its business or otherwise relates to capital adequacy, the ability to pay dividends, credit or risk management policies, management or the business of East West or its Subsidiaries. Except for normal examinations conducted by a Governmental Entity in the normal course of business of East West and its Subsidiaries, no Governmental Entity has initiated since January 1, 2012, or has pending any proceeding, enforcement action or, to the Knowledge of East West, investigation into the business, disclosures or operations of East West or its Subsidiaries. There are no material unresolved violations, criticisms, comments or management required actions with respect to any examinations or inspections of East West or its Subsidiaries.

Section 4.6                        Financial Statements.

(a)                               The financial statements of East West and its Subsidiaries included (or incorporated by reference) in the East West SEC Reports filed with (but not furnished to) the SEC, including the related notes, where applicable, (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of East West and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to year-end audit adjustments normal in nature and amount), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b)                              East West and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and nonfinancial) required to be disclosed by East West in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to East West’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of East West required under the Exchange Act with respect to such reports.

(c)                               Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of East West included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, as filed with the SEC, (ii) this Agreement, (iii) liabilities incurred since June 30, 2013, in the ordinary course of business consistent with past practice, neither East West nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

(d)                             Since January 1, 2012, (i) neither East West nor any of its Subsidiaries nor, to the Knowledge of East West, any director, officer, employee, auditor, accountant or representative of East West or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of East West or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2012, including any material complaint, allegation, assertion or claim that East West or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of East West, no attorney representing East West or any of its Subsidiaries, whether or not employed by MetroCorp or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2012, by East West or any of its officers, directors, employees or agents to the East West Board or any committee thereof or to any director or officer of East West.

(e)                               Neither East West nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among East West and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”) where the purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, East West or any of its Subsidiaries in East West’s or such Subsidiary’s financial statements.

(f)                                The books and records of East West and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable laws and accounting requirements. The records, systems, controls data and information of East West and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic processes, whether computerized or not) that are under the exclusive ownership and direct control of East West or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that would not reasonably be expected to have a material adverse effect on East West’s system of internal accounting controls described in the next sentence. East West and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. East West has disclosed, based on its most recent evaluation prior to the date of this Agreement, to East West’s outside auditors and the audit committee of the East West Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect East West’s ability to accurately record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in East West’s internal controls over financial reporting.

Section 4.7                        Litigation and Other Proceedings.  There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to East West’s Knowledge, threatened before any court or administrative body in any manner against East West or any of its Subsidiaries, or any of their respective properties or capital stock, that is reasonably likely to have a Material Adverse Effect on East West or the transactions proposed by this Agreement.  To East West’s Knowledge, there is no basis on which any litigation or proceeding could be brought that could reasonably be expected to have a Material Adverse Effect on East West or that would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby.  To East West’s Knowledge, neither East West nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality that is reasonably likely to have a Material Adverse Effect on East West or the transactions contemplated by this Agreement.

Section 4.8                        Taxes.  East West and its Subsidiaries have filed with the appropriate governmental authorities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments due and owing (whether or not shown on any Tax Return).  At the time of filing, all such Tax Returns were correct and complete in all material respects.  To the Knowledge of East West, neither East West nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against East West or any of its Subsidiaries.

Section 4.9                        Compliance with Laws.

(a)                               East West and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Laws, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to East West and its Subsidiaries, taken as a whole, and neither East West nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to East West and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, East West has not been advised of any regulatory concerns regarding its compliance with (i) the Bank Secrecy Act or related state or federal anti-money-laundering laws, regulations and guidelines; (ii) consumer lending, deposit and savings and related operations laws and regulations, including the Equal Credit Opportunity Act and Regulation B, the Truth in Lending Act and Regulation Z, applicable regulations promulgated by the Consumer Financial Protection Bureau, the Fair Debt Collection Practices Act and other investor and mortgage insurance company requirements relating to the originating, sale and servicing of mortgage and consumer loans; (iii) extensions of credit to and transactions with officers, directors and affiliates, including Federal Reserve Act Sections 23A and 23B; and (iv) the Community Reinvestment Act.  The most recent regulatory rating given to East West Bank as to compliance with the Community Reinvestment Act was “satisfactory” and, subsequently, East West Bank has not received any complaints as to Community Reinvestment Act compliance.

(b)                              Except as would not be material to East West and its Subsidiaries, taken as a whole, Company and each of its Subsidiaries have properly administered all accounts for which East West or any of its Subsidiaries acts as a fiduciary, including accounts for which East West or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects.  None of East West or any of its Subsidiaries, or any director, officer or employee of East West or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to East West and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)                               East West and each insured depository Subsidiary of East West meet or exceed the criteria to be deemed “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator) and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution’s primary bank regulator).  Neither East West nor any of its Subsidiaries has been informed that its status as “well-capitalized” and “well managed” will change within one year.

Section 4.10                East West Information.

(a)                               None of the information supplied or to be supplied by or on behalf of East West or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Materials will, at the date it is first mailed to the stockholders of MetroCorp, at the time of the MetroCorp Special Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that East West is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to East West or any of its Subsidiaries or other information supplied by or on behalf of East West or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder.

(b)                              The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included or incorporated by reference in the Form S-4 or the Proxy Materials to the extent based upon information supplied to East West by or on behalf of MetroCorp.

Section 4.11                Absence of Certain Changes.  Since June 30, 2013, (a) East West and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance has arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on East West.

ARTICLE V
COVENANTS OF METROCORP

MetroCorp covenants and agrees with East West as follows:

Section 5.1                        Approval of Stockholders of MetroCorp.

(a)                               MetroCorp will, as soon as practicable, take all steps under applicable laws and its Articles of Incorporation and Bylaws necessary to duly call, give notice of, convene and hold a special meeting of MetroCorp’s stockholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “MetroCorp Special Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable.  MetroCorp shall, through the MetroCorp Board, recommend to the holders of MetroCorp Shares the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby.  Unless the MetroCorp Board determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of outside legal counsel and its Financial Advisor, that it has received a Superior Proposal (as defined in Section 9.3(f)), it shall not withdraw, amend or modify in a manner adverse to East West its recommendation and will use its best efforts to obtain the necessary approvals by MetroCorp’s stockholders of this Agreement and the transactions contemplated hereby.

(b)                              If this Agreement is approved by such stockholders, MetroCorp will take all reasonable actions to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and East West reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2                        Activities of MetroCorp Pending Closing.

(a)                               From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, MetroCorp shall, and shall cause each of its Subsidiaries to:

(i)                                  conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii)                              use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii)                          promptly give written notice to East West of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over MetroCorp or any Subsidiary, (C) the institution or threat of any litigation against MetroCorp or any Subsidiary or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of MetroCorp contained in this Agreement to be untrue in any material respect or (3) a Material Adverse Effect on MetroCorp; and

(iv)                          except as required by law or regulation or expressly permitted by this Agreement, take no action that would adversely affect or delay the ability of MetroCorp or East West to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b)                              From the date hereof to and including the Effective Time, except (i) as expressly contemplated or permitted by this Agreement or (ii) as required by law or regulation, MetroCorp shall not, and shall not permit any of its Subsidiaries to, without the written consent of East West, which consent will not be unreasonably withheld:

(i)                                  adjust, split, combine or reclassify any of MetroCorp Shares;

(ii)                              make, acquire, modify or renew, or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles, (C) MetroCorp believes would be rated “substandard” or lower, or (D) would exceed $1,000,000 individually or in the aggregate to any Borrower (except (1) pursuant to commitments made before the date of this Agreement that are listed in Schedule 5.2(b)(ii) and not covered by item A or B of this clause or (2) loans fully secured by a certificate of deposit at the Banks; provided, that in the event either Bank desires to make or renew any such loan that would exceed $1,000,000 individually or in the aggregate to any Borrower, it shall so advise East West via e-mail transmission.  East West shall notify the Bank making or renewing such loan via e-mail transmission within two business days of receipt of such notice whether East West consents to such loan or extension of credit, provided that if East West fails to notify the Bank making or renewing the loan within such time frame, East West shall be deemed to have consented to such loan or extension of credit.  For purposes of this Section 5.2(b), “Borrower” means any person or entity (including any Affiliate, stockholder, member or partner of such person or entity) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any person or entity;

(iii)                          issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, except as set forth in Schedule 5.2(b)(iii);

(iv)                          grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

(v)                              open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vi)                          enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.18, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(vii)                      grant any severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of MetroCorp or any Subsidiary, either individually or as part of a class of similarly situated persons except as set forth in Schedule 5.2(b)(vii);

(viii)                  increase in any manner the compensation or fringe benefits of any of its employees or directors or increase any perquisite such as automobile allowance, club membership or dues or other similar benefits, or institute any employee welfare, retirement or similar plan or arrangement except as set forth in Schedule 5.2(b)(vii); provided, however, that the foregoing restriction shall not be deemed violated if the assets of a plan are distributed or otherwise credited to participants in the plan (including a premium holiday) in connection with a termination approved by East West;

(ix)                          except as set forth on Schedule 5.2(b)(ix), amend any MetroCorp Employee Plan, other than as required to maintain the tax qualified status of such plan or otherwise as required under applicable law;

(x)                              except as set forth on Schedule 5.2(b)(x), declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of MetroCorp Shares, other than the payment of dividends (1) from either Bank to MetroCorp, or (2) directly or indirectly, purchase, redeem or otherwise acquire any MetroCorp Shares;

(xi)                          make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(xii)                      sell, transfer, convey, mortgage, encumber or otherwise dispose of any properties or assets (including “other real estate owned”) or interest therein, other than other real estate owned properties under contract for sale as of the date of this Agreement or those properties or assets valued on the books of MetroCorp at $1,000,000 or less;

(xiii)                  foreclose upon or otherwise acquire any commercial real property having an appraised value of greater than $1,000,000 before receipt and approval by East West of a Phase I environmental review thereof;

(xiv)                  increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with MetroCorp’s past practices and safe and sound banking practices;

(xv)                      charge off any loan or other extension of credit of $250,000 or more before review and approval by East West of the amount of such charge-off;

(xvi)                  establish any new Subsidiary or Affiliate or enter into any new line of business;

(xvii)              materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xviii)          amend or change any provision of the Articles of Incorporation, Articles of Association, Bylaws or other governing documents of MetroCorp or any Subsidiary, as applicable;

(xix)                  make any capital expenditure that would exceed an aggregate of $50,000, except pursuant to commitments made before the date of this Agreement and set forth in Schedule 5.2(b)(xix);

(xx)                      excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

(xxi)                  prepay any indebtedness or other similar arrangements so as to cause MetroCorp to incur any prepayment penalty thereunder;

(xxii)              except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xxiii)          voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, or other stock-based compensation;

(xxiv)          settle any claim, action or proceeding involving payment by it of money damages in excess of $100,000 in the aggregate or impose any material restriction on the operations of MetroCorp or any Subsidiary thereof;

(xxv)              except as set forth on Schedule 5.2(b)(xxv), make any changes to its investment securities portfolio from that as of June 30, 2013, or the manner in which the portfolio is classified or reported; provided, however, that MetroCorp and the Banks may sell investment securities and purchase U.S. governmental agency securities, mortgage-backed securities and municipal securities having a maturity date no greater than one (1) year; or

(xxvi)          agree to do any of the foregoing.

Section 5.3                        Access to Properties and Records.

(a)                               To the extent permitted by applicable law, MetroCorp shall and shall cause each of its Subsidiaries, upon reasonable notice from East West to MetroCorp, to (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of East West full access to the properties, books and records of MetroCorp and its Subsidiaries during normal business hours in order that East West may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of MetroCorp and its Subsidiaries, and (ii) furnish East West with such additional financial and operating data and other information as to the business and properties of MetroCorp as East West shall, from time to time, reasonably request.

(b)                              As soon as practicable after they become available, MetroCorp will deliver or make available to East West all unaudited quarterly financial statements prepared for the internal use of management of MetroCorp and all Call Reports filed by the Bank with the appropriate federal regulatory authority after the date of this Agreement.  All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods.  In the event of the termination of this Agreement, East West will return to MetroCorp all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement.

Section 5.4                        Information for Regulatory Applications and SEC Filings.

(a)                               To the extent permitted by law, MetroCorp will furnish East West with all information concerning MetroCorp required for inclusion in any application, filing, statement or document to be made or filed by East West with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and any filings with the SEC and any applicable state securities authorities.  MetroCorp will fully cooperate with East West in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement.  MetroCorp agrees at any time, upon the request of East West, to furnish to East West a written letter or statement confirming the accuracy of the information with respect to MetroCorp contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to MetroCorp and the Bank contained in such document or draft was furnished by MetroCorp expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by MetroCorp expressly for use therein.

(b)                              None of the information relating to MetroCorp and its Subsidiaries that is provided by MetroCorp for inclusion in (i) the Proxy Materials to be prepared in accordance with MetroCorp’s Articles of Incorporation, Bylaws and applicable law and mailed to MetroCorp’s stockholders in connection with the solicitation of proxies by the MetroCorp Board for use at the MetroCorp Special Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Materials to MetroCorp’s stockholders, at the time of the MetroCorp Special Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5                        Standstill Provision.

(a)                               Neither MetroCorp, nor its Subsidiaries nor any of their respective directors, officers, agents or representatives shall directly or indirectly take any action to (i) solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal that could reasonably be expected to lead to an Acquisition Proposal (as defined in Section 9.3(d)); (ii) approve, endorse or recommend any Acquisition Proposal; (iii) enter into any Acquisition Agreement (as defined in Section 9.3(c)) relating to any Acquisition Proposal; or (iv) propose or agree to do any of the foregoing.

(b)                              Notwithstanding anything to the contrary in Section 5.5(a), if MetroCorp or any of its representatives receive an unsolicited bona fide Acquisition Proposal before the MetroCorp Special Meeting that the MetroCorp Board has (i) determined in its good faith judgment (after consultation with MetroCorp’s Financial Advisor and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in Section 9.3(f)); (ii) determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and (iii) obtained from such person or entity an executed confidentiality agreement, then MetroCorp or its representatives may furnish information to and enter into discussions and negotiations with such other party.

(c)                               MetroCorp agrees to orally notify East West immediately, and in writing within one (1) business day, after receipt of any unsolicited inquiries or Acquisition Proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such Acquisition Proposal, request or inquiry.  MetroCorp will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any proposals for any of the foregoing transactions.  MetroCorp will, and will cause the Banks to, take the necessary steps to inform the appropriate ndividuals or entities referred to in this Section 5.5 of the obligations undertaken in this Section 5.5.

Section 5.6                        Pre-Closing Adjustments.  At or before the Effective Time, MetroCorp shall make such accounting entries or adjustments, including additions to its allowance for loan losses and charge-offs of loans (collectively, “Pre-Closing Adjustments”) as East West shall direct as a result of its ongoing review of MetroCorp or in order to implement its plans following the Effective Time or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles and GAAP applied on a basis consistent with the financial statements of MetroCorp, no such adjustment shall (i) violate any law, rule or regulation applicable to MetroCorp, (ii) otherwise materially disadvantage MetroCorp if the Merger was not consummated or (iii) have any effect on the Merger Consideration (unless it is a required adjustment detailed in the definition of Adjusted Tangible Equity of MetroCorp).

Section 5.7                        Termination of Data Processing Contracts.  MetroCorp will use its best efforts, including, but not limited to, notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts and contracts related to the provision of any other electronic banking services will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by East West and MetroCorp.  Such notice and actions by MetroCorp will be in accordance with the terms of such contracts.

Section 5.8                        Conforming Accounting Adjustments.  MetroCorp shall, if requested by East West, consistent with GAAP, immediately before Closing, make such accounting entries as East West may reasonably request in order to conform the accounting records of MetroCorp to the accounting policies and practices of East West.  No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by MetroCorp (a) of any adverse circumstances for purposes of determining whether the conditions to East West’s obligations under this Agreement have been satisfied or (b) that such adjustment is required for purposes of determining satisfaction of the condition to East West’s obligations under this Agreement set forth in Section 10.3 hereof.  No adjustment required by East West shall (x) require any prior filing with any governmental agency or regulatory authority, (y) violate any law, rule or regulation applicable to MetroCorp or (z) have any effect on the Merger Consideration.

Section 5.9                        Directors’ and Officers’ Liability Insurance.  MetroCorp shall purchase for a period of not less than four (4) years after the Effective Time, past acts insurance coverage for no less than the four-year period immediately preceding the Effective Time under its (a) current directors and officers insurance policy (or comparable coverage), (b) employment practices liability insurance, and (c) current financial institutions bond (or comparable coverage) for each of the directors and officers of MetroCorp and its Subsidiaries currently covered under comparable policies held by MetroCorp or its Subsidiaries.

Section 5.10                Allowance for Loan Losses.  MetroCorp shall use its best efforts to maintain its consolidated allowance for loan losses at a dollar amount that is at least the greater of one and a half percent (1.50%) of total loans as of the date of the Closing Financial Statements or one and a half percent (1.50%) of total loans as of August 31, 2013 (the “Minimum Allowance Amount”); provided, however, that such Minimum Allowance Amount may be reduced by the usage of the allowance for loan losses to resolve any outstanding classified loan after approval of such usage by East West.  If the allowance for loan losses is less than the Minimum Allowance Amount on the business day immediately before the Closing Date, MetroCorp shall take all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the Closing Date.

Section 5.11                Third-Party Consents.  MetroCorp will use its reasonable best efforts, and East West shall reasonably cooperate with MetroCorp at MetroCorp’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Schedule 3.3(d).

Section 5.12                Attendance at Certain MetroCorp and Bank Meetings.  In order to facilitate the continuing interaction of East West with MetroCorp and the Banks, and in order to keep East West fully advised of all ongoing activities of MetroCorp and the Banks, subject to the limitations in this Section 5.12, MetroCorp and the Banks agree to allow East West to designate a representative (who shall be an officer of East West or East West Bank) who will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors, board committees, and management committees for loan approvals, asset and liability, and other decision-making committees of MetroCorp and the Banks.  MetroCorp and the Banks shall promptly give East West prior notice by telephone of all called meetings.  Such representatives shall be bound by East West’s confidentiality obligations under this Agreement and shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (i) matters involving this Agreement, (ii) information or material that MetroCorp or the Banks are required or obligated to maintain as confidential under applicable laws or regulations, or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to MetroCorp or the Banks, as the case may be, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed.  No attendance by a representative of East West at MetroCorp’s or the Banks’ board or committee meetings under this Section 5.12 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties in this Agreement made by MetroCorp.  If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated before the Effective Time, then East West’s designees will no longer be entitled to notice of and permission to attend such meetings.

Section 5.13                FIRPTA Certificate.  MetroCorp shall have furnished to East West a certification that MetroCorp is not a United States real property holding corporation, dated not more than 30 days prior to the Effective Time, in compliance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), in a form reasonably satisfactory to East West.

Section 5.14                Bank Mergers.  Before the Effective Time, MetroCorp shall cause the Banks to cooperate with East West and East West Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the completion of the Bank Mergers after the Effective Time. The Bank Merger Agreements shall be substantially in such form and have such other provisions as shall reasonably be determined by East West and reasonably acceptable to MetroCorp.

ARTICLE VI
COVENANTS OF EAST WEST

East West covenants and agrees with MetroCorp as follows:

Section 6.1                        Regulatory Filings.  Within thirty (30) days following the date of this Agreement, East West will prepare and file, or cause to be prepared and filed, all necessary applications, notices, waiver requests or other documentation with the Federal Reserve, the CDBO, the CBRC and the TDB and any other appropriate regulatory authorities having jurisdiction over the transactions contemplated by this Agreement, including the Bank Mergers. East West will take all reasonable action to aid and assist in the consummation of the Merger, and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions that are necessary, proper or advisable in connection with filing applications and registration statements or obtaining all Required Regulatory Approvals.  East West will provide MetroCorp with copies of all such regulatory filings and all correspondence with regulatory agencies in connection with the Merger for which confidential treatment has not been requested.  East West will pay, or will cause to be paid, any applicable fees and expenses in connection with the preparation and filing of such regulatory filings.

Section 6.2                        Registration Statement.

(a)                               As soon as practicable after the execution of this Agreement, East West will prepare and file with the Registration Statement on Form S-4 under the Securities Act the Proxy Materials relating to the East West Common Shares to be delivered to the stockholders of MetroCorp pursuant to this Agreement, and will use its reasonable best efforts to cause the Registration Statement to become effective.  MetroCorp and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to MetroCorp and the meeting of MetroCorp’s stockholders.  At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(b)                              None of the information relating to East West and its Subsidiaries that is provided by East West for inclusion in (i) the Proxy Materials, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Materials to MetroCorp’s stockholders, at the time of the MetroCorp Special Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3                        NASDAQ Listing.  East West shall file all documents required to be filed to have the East West Common Shares to be issued pursuant to the Agreement included for listing on the NASDAQ and use its reasonable best efforts to effect said listing.

Section 6.4                        Issuance of East West Common Shares.  The East West Common Shares to be issued by East West to the stockholders of MetroCorp pursuant to this Agreement will, on the issuance and delivery to such stockholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable.  The East West Common Shares to be issued to the stockholders of MetroCorp pursuant to this Agreement are and will be free of any preemptive rights of the stockholders of East West or any other person, firm or entity.  The East West Common Shares to be issued to the stockholders of MetroCorp pursuant to this Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for East West Common Shares issued to any stockholder of MetroCorp who may be deemed to be an “affiliate” (under the Securities Act) of East West after completion of the Merger pursuant to Rule 145 of the Securities Act.

Section 6.5                        Access to Properties and Records.  To the extent permitted by applicable law, East West shall and shall cause each of its Subsidiaries, upon reasonable notice from MetroCorp to East West, to (a) afford expressly designated employees and officers and authorized representatives (including legal counsel, accountants and consultants) of MetroCorp full access to the financial records of East West and its Subsidiaries during normal business hours in order that MetroCorp may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of East West and its Subsidiaries, and (b) furnish MetroCorp with such additional financial data and other information as to the business and properties of East West as MetroCorp shall, from time to time, reasonably request.

Section 6.6                        Indemnification.

(a)                             For a four (4)-year period after the Effective Time, and subject to the limitations contained in applicable Federal Reserve and FDIC regulations and to any limitations contained in the Articles of Incorporation or Articles of Association of the Banks, as applicable, East West will indemnify and hold harmless each present director and officer of MetroCorp or the Banks, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of MetroCorp or the Banks to the fullest extent that the Indemnified Party would be entitled under the Articles of Incorporation or Articles of Association, as applicable, of MetroCorp and the Banks, in each case as in effect on the date hereof and to the extent permitted by applicable law.

(b)                            Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify East West, but the failure to so notify will not relieve East West of any liability it may have to the Indemnified Party to the extent such failure does not prejudice East West.  In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) East West will have the right to assume the defense thereof, and East West will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if East West elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between East West and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to East West, and East West will pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) East West will not be liable for any settlement effected without its prior written consent, and (iv) East West will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

ARTICLE VII
MUTUAL COVENANTS OF EAST WEST
AND METROCORP

Section 7.1                        Notification; Updated Disclosure Schedules.  MetroCorp shall give prompt notice to East West, and East West shall give prompt notice to MetroCorp, of (a) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (a) relates to any matter that arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.3 with respect to MetroCorp, and in Section 11.3 with respect to East West, incapable of being satisfied.

Section 7.2                        Confidentiality.

(a)                               East West and MetroCorp agree that the terms of the Confidentiality Agreement dated August 19, 2013, between East West and MetroCorp (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on East West and MetroCorp and their respective officers, directors, employees, other Affiliates and representatives as if parties thereto, in accordance with the terms thereof.

(b)                              MetroCorp’s officers, directors, employees, other Affiliates and representatives shall hold in confidence all documents and information concerning East West, this Agreement and the transactions contemplated hereby after the Effective Time, unless required to disclose such information pursuant to order, request or demand of a governmental authority or by judicial or administrative process or by law.

Section 7.3                        Publicity.  Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither East West nor MetroCorp shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4                        Employee Benefit Plans.

(a)                             To the extent requested by East West at least 30 days before the Effective Time, MetroCorp or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as East West may reasonably require in order to cause the amendment or termination of any MetroCorp Employee Plan on terms satisfactory to East West and in accordance with applicable law and effective no later than the Closing Date, except that the winding up of any such plan may be completed following the Closing Date, provided MetroCorp or its Subsidiary has used its reasonable best efforts to complete the winding up of any such plan prior to the Closing Date.  East West agrees that the employees of MetroCorp and its Subsidiaries who continue their employment after the Closing Date (the “MetroCorp Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of East West and East West Bank, subject to the granting of credit for prior service as provided below, in accordance with the respective terms of such plans and programs, and East West shall take all actions necessary or appropriate to facilitate coverage of MetroCorp Employees in such plans and programs and the granting of such credit from and after the Closing Date, subject to paragraphs (b) and (c) of this Section 7.4.

(b)                            For all purposes under the employee welfare benefit plans and other employee benefit plans and programs (excluding vesting requirements under stock incentive plans) sponsored by East West or East West Bank, each MetroCorp Employee will be credited with his or her years of service with MetroCorp and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such MetroCorp Employee was entitled, before the Effective Time, to credit for such service under any similar MetroCorp Employee Plan in which such MetroCorp Employee participated or was eligible to participate immediately prior to the Effective Time, to the extent permitted by such East West plans and applicable law.  To the extent permitted by such East West plans and applicable law, any eligibility waiting period and preexisting condition exclusion applicable to such plans and programs shall be waived with respect to each MetroCorp Employee and his or her eligible dependents.  To the extent permitted by the applicable East West plans and applicable law, East West further agrees to credit each MetroCorp Employee and his or her eligible dependents for the year during which coverage under East West’s group health plan begins, with any deductibles, co-payments, or out-of-pocket payments already incurred by such MetroCorp Employee during such year under MetroCorp’s group health plan.  Without limiting the foregoing, East West shall extend coverage to MetroCorp Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of East West or its Subsidiaries to the extent permitted by such East West plans and applicable law.  East West shall give effect to any elections made by MetroCorp Employees with respect to such accounts to the extent permitted by such East West plan and applicable law.  MetroCorp Employees shall be credited with amounts available for reimbursement equal to such amounts as were credited under MetroCorp’s plan to the extent permitted by such East West plan and applicable law.  Notwithstanding the foregoing, to the extent that waiving such conditions or crediting such amounts requires the consent of East West’s or East West Bank’s health insurance carrier, East West shall only be required to use commercially reasonable efforts to cause such carrier to waive such conditions and credit such amounts.  For purposes of determining each MetroCorp Employee’s benefits for the calendar year in which the Merger occurs under East West’s vacation program, any vacation taken by a MetroCorp Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total East West vacation benefit available to such MetroCorp Employee for such calendar year.

(c)                               MetroCorp shall take any and all actions reasonably requested by East West that may be necessary or advisable to terminate the MetroCorp 401(k) and Profit Sharing Plan (the “MetroCorp 401(k) Plan”), effective at least one day prior to the Closing Date, in accordance with the terms of the MetroCorp 401(k) Plan and the requirements of the Code, ERISA and other applicable laws, and on a basis satisfactory to East West in its reasonable judgment.  Each active employee of MetroCorp and its Subsidiaries as of the Closing Date shall be fully vested in his or her account balances under the MetroCorp 401(k) Plan as of the Closing Date, and shall be entitled to distribution of such vested balances in accordance with the terms of the MetroCorp 401(k) Plan (following the receipt of a favorable determination letter on plan termination from the Internal Revenue Service).  East West shall take reasonable actions to allow active employees of MetroCorp, as of the Closing Date receiving distributions of their MetroCorp 401(k) Plan account balances, to roll over such distributions (including loans) to East West’s 401(k) Profit Sharing Plan.

Section 7.5                        Assumption of Outstanding Trust Preferred Issues.  As soon as practicable following the execution of this Agreement, MetroCorp shall notify the trustee with respect to the Trust Preferred Issue, or any successor trustee named for purposes of the Trust Preferred Issue, of the execution of this Agreement and cooperate with East West and the trustee to facilitate East West’s assumption of the Trust Preferred Issue.  East West shall take such action as is required to assume, on or before the Effective Time, the securities issued by Trust I.

Section 7.6                        Exercise of Warrants.  MetroCorp shall notify the holder of the Warrant of the execution of this Agreement and take such action as shall be necessary to effect the exercise of the Warrant if the Warrant is exercised by the holder thereof.   If the Warrant is not exercised at or prior to the Effective Time, East West shall assume any obligations of MetroCorp under the Warrant that survive the Effective Time.

Section 7.7                        Section 16 Matters.   Prior to the Effective Time, MetroCorp and East West shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of MetroCorp Common Shares (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of MetroCorp who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to MetroCorp.

ARTICLE VIII
CLOSING

Section 8.1                        Closing.    On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date and at a place to be specified by the parties, which date shall be no later than five (5) days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

ARTICLE IX
TERMINATION

Section 9.1                        Termination.

(a)                             Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the Board of Directors of East West or MetroCorp at any time before the Effective Time, if:

(i)                                  any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and nonappealable;

(ii)                              any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

(iii)                          the Effective Time has not occurred on or before March 31, 2014, or such later date as has been approved in writing by the Boards of Directors of East West and MetroCorp; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such applicable date; or

(iv)                          the approval of the stockholders of MetroCorp contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the MetroCorp Special Meeting (including any adjournments or postponements thereof) at which they consider the Agreement.

(b)                              This Agreement may be terminated at any time before the Effective Time by action of the MetroCorp Board if East West fails to comply with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of East West contained herein shall be inaccurate, which noncompliance or inaccuracy, individually or in the aggregate, would result in the failure of the condition set forth in Section 11.1 or Section 11.2 (as applicable) if occurring on the Closing Date.  If the MetroCorp Board desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), MetroCorp Board must notify East West in writing of its intent to terminate stating the reason therefor.  East West will have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(c)                               This Agreement may be terminated at any time before the Effective Time by action of the East West Board if (i) MetroCorp fails to comply with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of MetroCorp contained herein shall be inaccurate, which noncompliance or inaccuracy, individually or in the aggregate, would result in the failure of the condition set forth in Section 10.1 or Section 10.2 (as applicable) if occurring on the Closing Date, or (ii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of the Surviving Corporation or its Subsidiaries, which would (i) reasonably be likely to have a Material Adverse Effect with respect to the Surviving Corporation and its Subsidiaries or (ii) materially reduce the economic benefits of the Merger to East West.  If the East West Board desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in Section 9.1(c)(i), the East West Board must notify MetroCorp in writing of its intent to terminate stating the cause therefor.  MetroCorp will have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(d)                             This Agreement may be terminated at any time before the Closing upon the mutual written consent of East West and MetroCorp and the approval of such action by their respective Boards of Directors.

(e)                               This Agreement may be terminated at any time before the Closing by MetroCorp Board if before the Effective Time, MetroCorp receives an unsolicited, bona fide Acquisition Proposal (as defined in Section 9.3(d)) and MetroCorp Board determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of outside legal counsel and the Financial Advisor, that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee and East West Expenses (each as defined in Section 9.3(a)(i)) is a Superior Proposal (as defined in Section 9.3(f)) and (ii) the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties, provided, however, that MetroCorp may not terminate this Agreement under this Section 9.1(e) unless:

(i)                                  MetroCorp has provided prior written notice to East West at least five (5) business days in advance (the “Notice Period”) of taking such action, which notice advises East West that MetroCorp Board has received a Superior Proposal, specifies the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii)                              during the Notice Period, MetroCorp negotiates, and causes the Financial Advisor and outside counsel to negotiate, with East West in good faith (to the extent East West desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and MetroCorp Board considers such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concludes in good faith based upon consultations with the Financial Advisor and the advice of outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by East West.

If during the Notice Period any revisions are made to the Superior Proposal and MetroCorp Board in its good faith judgment determines such revisions are material, MetroCorp shall deliver a new written notice to East West and shall comply with the requirements of this Section 9.1(e) with respect to such new written notice, except that the new Notice Period shall be three (3) business days.  Termination under this clause (e) shall not be deemed effective until payment of the Termination Fee and/or East West Expenses as required by Section 9.3.

(f)                                This Agreement may be terminated at any time before the Closing by the East West Board if (i) MetroCorp has breached the covenant contained in Section 5.5 in a manner adverse to East West; (ii) MetroCorp Board resolves to accept an Acquisition Proposal; or (iii) MetroCorp Board withdraws or modifies, in any manner that is adverse to East West, its recommendation or approval of this Agreement or the Merger or recommends to MetroCorp stockholders acceptance or approval of any alternative Acquisition Proposal, or resolves to do any of the foregoing.

Section 9.2                        Effect of Termination.  Except as provided in Section 9.3, if this Agreement is terminated by either East West or MetroCorp as provided in Section 9.1, this Agreement (other than Section 7.2) will become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except that the provisions of Sections 7.2, 9.2 and 13.4 will survive termination of this Agreement.  Nothing contained in this Section 9.2 will relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3                        Termination Fee and Expenses.  To compensate East West for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including forgoing the pursuit of other opportunities by East West, MetroCorp and East West agree as follows:

(a)                               Provided that East West is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by MetroCorp specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i)                                  MetroCorp under the provisions of Section 9.1(e), then MetroCorp shall pay to East West an amount equal to three percent (3%) of the Merger Consideration (the “Termination Fee”) plus all expenses incurred by East West in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $250,000 (“East West Expenses”);

(ii)                              East West under the provisions of Section 9.1(f), then MetroCorp shall pay to East West the Termination Fee plus the East West Expenses;

(iii)                          either East West or MetroCorp under the provisions of (A) Section 9.1(a)(iii), if at the time of termination, the Registration Statement has been declared effective for at least 25 business days prior to such termination and MetroCorp shall have failed to call, give notice of, convene and hold the MetroCorp Special Meeting in accordance with Section 5.1, or (B) Section 9.1(a)(iv), if, at the time of termination, there exists an Acquisition Proposal with respect to MetroCorp, then MetroCorp shall pay to East West the East West Expenses; or

(iv)                          either East West or MetroCorp under the provisions of (A) Section 9.1(a)(iii), if at such time the stockholders of MetroCorp have not approved and adopted the Agreement and the Merger, or (B) Section 9.1(a)(iv), if, at the time of termination, there exists an Acquisition Proposal with respect to MetroCorp and, with respect to either clause (A) or (B), within twelve (12) months of the termination of this Agreement, MetroCorp enters into an Acquisition Agreement with any third party with respect to any Acquisition Proposal, then MetroCorp shall pay to East West the Termination Fee, which shall be in addition to the East West Expenses to be paid pursuant to Section 9.3(a)(iii).

The payment of the Termination Fee and/or East West Expenses shall be East West’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(a).  For the avoidance of doubt, in no event shall the Termination Fee described in this Section 9.3 be payable on more than one occasion.

(b)                              Any payment required by Section 9.3(a) shall become payable within two (2) business days after receipt by the nonterminating party of written notice of termination of this Agreement, provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.3(a)(iv), then such payment shall become payable on or before the date of execution by MetroCorp of an Acquisition Agreement.

(c)                               For purposes of this Agreement, an “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

(d)                             For purposes of this Agreement, “Acquisition Proposal” means any proposal (whether communicated to MetroCorp or publicly announced to MetroCorp’s stockholders) by any person (other than East West or any of its Affiliates) for an Acquisition Transaction involving MetroCorp, any Subsidiary or any future Subsidiary, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, twenty percent (20%) or more of the consolidated assets of MetroCorp as reflected on MetroCorp’s most recent consolidated statement of condition prepared in accordance with GAAP.

(e)                               For purposes of this Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (i) any acquisition or purchase from MetroCorp by any person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than East West or any of its Affiliates, of twenty percent (20%) or more in interest of the total outstanding voting securities of MetroCorp or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than East West or any of its Affiliates) beneficially owning twenty percent (20%) or more in interest of the total outstanding voting securities of MetroCorp or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving MetroCorp pursuant to which the stockholders of MetroCorp immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of twenty percent (20%) or more of the assets of MetroCorp; or (iii) any liquidation or dissolution of MetroCorp.

(f)                                For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Board of Directors of MetroCorp reasonably determines, in its good faith judgment based on, among other things, the advice of outside counsel and the Financial Advisor, to be (i) more favorable from a financial point of view to MetroCorp’s stockholders than the Merger, taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law, provided that, for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%.”

ARTICLE X
CONDITIONS TO OBLIGATIONS OF EAST WEST

The obligation of East West under this Agreement to consummate the Merger is subject to the satisfaction, at or before the Closing Date, of the following conditions, which may be waived by East West in its sole discretion:

Section 10.1                Compliance with Representations and Warranties.  The representations and warranties made by MetroCorp in this Agreement must have been true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date), provided that no representation or warranty of MetroCorp shall be deemed untrue or incorrect, and MetroCorp shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance, unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty, has had or is reasonably likely to have a Material Adverse Effect on MetroCorp (disregarding any materiality or Material Adverse Effect qualification contained in any such representation or warranty).

Section 10.2                Performance of Obligations.  MetroCorp shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with before or at the Closing.

Section 10.3                Absence of Material Adverse Change.  There shall have been no change after the date hereof in the assets, properties, business or financial condition of MetroCorp or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on MetroCorp or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, declared or undeclared acts of war, weather-related and terrorist-related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on MetroCorp.

Section 10.4                Officer’s Certificate.  East West shall have received a certificate, executed by an executive officer of MetroCorp, and dated as of the Closing Date, stating that the conditions specified in Sections 10.1, 10.2 and 10.3 have been satisfied.

Section 10.5                Stockholder Vote; Dissenters’ Rights.  The holders of MetroCorp Shares shall have approved this Agreement and the transactions contemplated hereby as contemplated by Section 5.1 and no action purporting or attempting to rescind that vote shall have been taken by MetroCorp or its stockholders.  Holders of shares representing no more than five percent (5%) of the issued and outstanding MetroCorp Shares have demanded or are entitled to receive payment of the fair value of their shares as dissenting stockholders.

Section 10.6                Consents and Approvals.  All consents, approvals, waivers and other assurances from all nongovernmental third parties which are required to be obtained under the terms of any material contract, agreement or instrument to which MetroCorp or any Subsidiary thereof is a party or by which any of their respective material properties are bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of MetroCorp or any of its Subsidiaries shall have been obtained, and East West shall have received evidence thereof in form and substance satisfactory to it.

Section 10.7                Minimum Allowance for Loan Losses.  As of the Closing Date, MetroCorp’s allowance for loan losses shall be equal to at least the Minimum Allowance Amount.

Section 10.8                Outstanding Litigation.  MetroCorp will accrue for any costs and expenses, including legal fees and expenses and settlement costs, related to the outstanding lawsuits set forth in Schedule 3.15, as such schedule may be updated, as specified in such schedule, or if no such amount is specified, as mutually agreed by East West and MetroCorp.  No accrual will be required for any lawsuit (a) arising out of or related to the transactions contemplated by this Agreement or (b) that is settled or dismissed in any final, binding and nonappealable proceeding after payment of all related fees, costs and expenses owed by MetroCorp or any Subsidiary thereof.

ARTICLE XI
CONDITIONS TO OBLIGATIONS OF METROCORP

The obligation of MetroCorp under this Agreement to consummate the Merger is subject to the satisfaction, at or before the Closing Date, of the following conditions, which may be waived by MetroCorp in its sole discretion:

Section 11.1                Compliance with Representations and Warranties.  The representations and warranties made by East West in this Agreement must have been true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date), provided that no representation or warranty of East West shall be deemed untrue or incorrect, and East West shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance, unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty, has had or is reasonably likely to have a Material Adverse Effect on East West (disregarding any materiality or Material Adverse Effect qualification contained in any such representation or warranty).

Section 11.2                Performance of Obligations.  East West shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with before or at the Closing.

Section 11.3                Absence of Material Adverse Change.  There shall have been no change after the date hereof in the assets, properties, business or financial condition of East West or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on East West or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, declared or undeclared acts of war, weather-related and terrorist-related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on East West.

Section 11.4                Officer’s Certificate.  MetroCorp shall have received a certificate, executed by an executive officer of East West, and dated as of the Closing Date, stating that the conditions specified in Sections 11.1, 11.2 and 11.3 have been satisfied.

ARTICLE XII
CONDITIONS TO RESPECTIVE OBLIGATIONS OF EAST WEST
AND METROCORP

The respective obligations of East West and MetroCorp under this Agreement are subject to the satisfaction of the following conditions, which may be waived by East West and MetroCorp, respectively, in their sole discretion:

Section 12.1                Government Approvals.

(a)                             East West shall have received all Required Regulatory Approvals, or waiver of such approvals, for the transactions contemplated by this Agreement, including the Bank Mergers, from all necessary regulatory agencies and authorities, which approvals shall not impose any restrictions on the operations of East West or the Surviving Corporation, which would (i) reasonably be likely to have a Material Adverse Effect with respect to the Surviving Corporation and its Subsidiaries or (ii) materially reduce the economic benefits of the Merger to East West.

(b)                            Any statutory or regulatory waiting period necessary to effect the Merger, the Bank Mergers and the transactions contemplated hereby shall have expired.

(c)                             Such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except stockholders asserting dissenters’ rights) by formal proceeding.  It is understood that, if any such contest is brought by formal proceeding, East West or MetroCorp may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

Section 12.2                Stockholder Approval.  The stockholders of MetroCorp shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 12.3                Tax Opinion.  MetroCorp shall have received an opinion of Bracewell & Giuliani LLP, and East West shall have received an opinion of Manatt, Phelps & Phillips, LLP, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code.  In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers or directors of MetroCorp, East West and others.

Section 12.4                Registration of East West Common Shares.  The Registration Statement covering the East West Common Shares to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or be continuing, or shall have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the East West Common Shares to be issued in the Merger shall have been received.

Section 12.5                Listing of East West Common Shares.  The East West Common Shares to be delivered to the stockholders of MetroCorp pursuant to this Agreement shall have been authorized for listing on the NASDAQ.

Section 12.6                Assumption of Outstanding Trust Preferred Issue.  East West shall have assumed the Trust Preferred Issue.

ARTICLE XIII
MISCELLANEOUS

Section 13.1                Certain Definitions.  Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a)                               “Affiliate” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

(b)                              A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or an officer with the title of Executive Vice President or above, or any individual in charge of a department or unit of either of the Banks is actually aware of or, after reasonable inquiry, had reason to know such fact or other matter.

(c)                               “Material Adverse Effect” with respect to any party means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, deposits, results of operations, earnings, business or cash flows of that party, taken as a whole, provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States, the State of California and the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement.

(d)                             “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which fifty (50%) or more of the outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest; but the term does not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

Section 13.2                Nonsurvival of Representations and Warranties.  The representations, warranties, covenants and agreements of East West and MetroCorp contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time, which shall survive the Closing.

Section 13.3                Amendments.  This Agreement may be amended only by a writing signed by East West and MetroCorp at any time before the Effective Time with respect to any of the terms contained herein, provided, however, that the Merger Consideration to be received by the stockholders of MetroCorp pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such stockholders.

Section 13.4                Expenses.  Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement.  Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5                Notices.  Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first-class mail, postage prepaid or sent by e-mail, facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to East West:

East West Bancorp, Inc.

135 North Los Robles Avenue, 7th Floor

Pasadena, California 91101

Fax No.:  (626) 243-1282

E-mail:  doug.krause@eastwestbank.com

Attention:  Douglas P. Krause, Esq., Chief Risk Officer, General Counsel and Corporate Secretary

With a copy to:

Manatt, Phelps & Phillips, LLP

11355 West Olympic Boulevard

Los Angeles, California 90064

Fax No.:  (310) 312-4224

Attention: Gordon Bava, Esq.

E-mail: gbava@manatt.com, and

Attention:  T. J. (Mick) Grasmick, Esq.

E-mail:  mgrasmick@manatt.com

If to MetroCorp:

MetroCorp Bancshares, Inc.

9600 Bellaire Boulevard, Suite 252

Houston, Texas 77036

Fax No.:  (713) 414-3748

E-mail:   george.lee@metrobank-na.com

Attention:   George M. Lee

With a copy to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Fax No.:  (713) 221-1212

E-mail:  Will.Luedke@bgllp.com

Attention:  Mr. William T. Luedke IV, Esq.

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail.  All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt.  All other notices shall be deemed delivered when actually received.  Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.  Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing.

Section 13.6                Controlling Law; Jurisdiction.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable federal law), without regard to California statutes or judicial decisions regarding choice of law questions.  The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Southern District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.5 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Section 13.7                Articles, Sections, Exhibits, Schedules and Headings.  All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement.  Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement.  Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 13.8                Extension; Waiver.  At any time before the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.9                Severability.  Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected.  To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement may be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10        Entire Agreement.  This Agreement and the exhibits and attachments hereto and the Confidentiality Agreement represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.  Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 13.11        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.12        Assignment; Binding on Successors.  Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.13        Gender; Plurals.  Any pronoun used herein shall refer to any gender, whether masculine, feminine or neuter, as the context requires.  Defined terms may be used in either the singular or plural form as indicated by the applicable syntax, but the meaning of which shall not be affected thereby.

Section 13.14        No Third-Party Beneficiaries.  Other than the Indemnified Parties pursuant to Section 6.6, nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first above written.

EAST WEST BANCORP, INC.

By:	/s/ Dominic Ng
Name: Dominic Ng
Title: Chairman and Chief Executive Officer

METROCORP BANCSHARES, INC.

By:	/s/ George M. Lee
Name: George M. Lee
Title: Co-Chairman, Chief Executive Officer and President